Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and between

TRANS UNION LLC

and

AERIAL INVESTORS LLC

DATED AS OF SEPTEMBER 11, 2021

i

ii

SCHEDULES

Accounting Principles Schedule

Disclosure Schedules

Working Capital Schedule

EXHIBITS

Exhibit A	Steps Plan
Exhibit B	Separation Documents
Exhibit C	Company Bring Down Certificate
Exhibit D	Escrow Agreement
Exhibit E	Buyer Bring Down Certificate
Exhibit F	Binder Agreement and R&W Insurance Policy

iii

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of September 11, 2021, by and between Trans Union LLC, a Delaware limited liability company (“Buyer”), and Aerial Investors LLC, a Delaware limited liability company (the “Seller”). Buyer and the Seller are each also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Seller owns beneficially and of record (or through duly appointed voting trustees) all of the issued and outstanding shares (the “Purchased Shares”) of Aerial Ultimate Holdings Corp., a Delaware corporation (the “Company”);

WHEREAS, on the terms and subject to the conditions of this Agreement, Buyer desires to purchase from the Seller, and the Seller desires to sell to Buyer, the Purchased Shares (the “Acquisition”); and

WHEREAS, immediately following the Closing, Buyer shall own beneficially and of record the Purchased Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, however, that in no event shall the Seller be deemed an Affiliate of any other portfolio companies of investment funds managed by Golden Gate Private Equity, Inc.; provided, further, that for purposes of Section 5.19, Golden Gate Private Equity, Inc., and investment funds managed by Golden Gate Private Equity, Inc., shall not be deemed to be an Affiliate of Seller.

“Alternative Sale Transaction” means a third-party sale (i) pursuant to which the same assets and liabilities are transferred as would have been transferred in the Security Services Separation, (ii) that is on terms and conditions that are not worse to Buyer than the terms of the Security Services Separation, and (iii) that does not provide for, or result in, any post-closing indemnification obligations or recourse with respect to Buyer or its Affiliates (other than to an escrow account which Seller will have the benefit and burden of).

“Ancillary Agreements” means the Escrow Agreement and each other agreement and legally binding contract delivered in connection herewith or therewith.

“Anti-Corruption Laws” means all applicable Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977.

“Audited Carveout Financial Statements” means a consolidated balance sheet for the Business as of December 31, 2020 and the related consolidated statements of income, comprehensive income, cash flows and changes in equity for the year ended December 31, 2020 (including the related notes), which have been prepared in accordance with GAAP and audited by the Company’s independent auditors in accordance with AICPA auditing standards.

“Business” means the business of the Company Group, excluding the Security Services Business.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Buyer Indemnified Parties” means Buyer and its Affiliates (including, following the Closing, the Company Group) and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns.

“Buyer Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, materially impairs, or prevents or materially delays, the ability of Buyer to consummate the Acquisition or the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise perform its obligations hereunder or thereunder.

“Cash” means cash and cash equivalents (to the extent convertible to cash within 30 days) of the Company Group in each case measured as of 12:01 a.m. Eastern Time on the Closing Date, which shall include deposits in transit; provided however that Cash shall not include any Restricted Cash and shall be net of outstanding checks, drafts and wires; provided that from and after 12:01 a.m. Eastern Time on the Closing Date through the time that Indebtedness and Transaction Expenses are determined, Cash shall not be used to pay any Transaction Expenses or Indebtedness and Cash shall be reduced to the extent any such payments are made. For the avoidance of doubt, Cash does not include any cash or cash equivalents to the extent held by the Security Services Business after the Security Services Separation and shall be calculated after giving effect to the Security Services Separation.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended, or any similar applicable federal state or local Law.

“Carveout Financial Statements” means the Audited Carveout Financial Statements and the Interim Carveout Financial Statements.

“Clayton Act” means the Clayton Act of 1914.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code Section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Company Employee” means any current employee of the Company Group after giving effect to the Security Services Separation.

“Company Group” means, collectively, the Company and the Company Subsidiaries.

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by a member of the Company Group after giving effect to the Security Services Separation.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company after giving effect to the Security Services Separation.

“Confidentiality Agreement” means that certain letter agreement, dated as of April 13, 2021, by and between Buyer and Neustar, Inc.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).

“control” has the meaning set forth in the definition of “Affiliate.”

“COVID-19 Actions” means all reasonable actions taken or planned to be taken by any member of the Company Group in response to events, occurrences, conditions, circumstances or developments arising directly or indirectly as a result of the COVID-19 outbreak, its impact on economic conditions or actions taken by Governmental Entities or other Persons in response thereto.

“Debt Financing Sources” means the collective reference to each lender and each other Person (including, without limitation, each agent and each arranger) that have committed to provide or otherwise entered into agreements in connection with any Debt Financing, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Enterprise Value” means $3,100,000,000.

“Environmental Laws” means all federal, state, local and non-U.S. Laws concerning pollution, or protection of the environment, natural resources, or human health and safety as it relates to exposure to harmful or deleterious substances.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), and all of the other ownership or profit interests of such Person (including partnership, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A.

“Escrow Funds” means cash consideration equal to $45,000,000 that, pursuant to Section 2.6(d)(G), shall be delivered to the Escrow Agent at Closing.

“Estimated Separation Tax Liability” means the Tax Liability of the Company incurred as a result of the Separation, as calculated using (i) the combined federal, state, local and foreign corporate tax rate with respect to the calculation of the federal, state and local Tax Liability and the applicable foreign corporate tax rate with respect to the calculation of any Tax Liability in a foreign jurisdiction (without duplication), in each case, applicable to the Company at the time of the Separation, (ii) the Security Separation Value, (iii) the Estimated Separation Tax Basis, and (iv) the Estimated Tax Attributes.

“Estimated Tax Attributes” shall mean all Tax assets, credits, deductions, net operating losses and similar tax attributes that are available to offset any Tax owed by the Company as a result of the Separation, as determined in good faith by the Seller and the Company prior to Closing; provided, that Estimated Tax Attributes shall not include any Tax attributes that are used to determine the Unpaid Income Tax Liability or which will otherwise be unavailable or limited for use due to the amendment of carryback net operating losses and similar tax attributes due to the amended of the Tax Returns regarding the taxable year ended December 31, 2015 or any Tax refunds (for the avoidance of doubt, this proviso is solely intended to prevent double-counting).

“Expected San Francisco Lease Rent” means the sum of all rent obligations arising under the San Francisco Lease from the Closing Date through April 30, 2024, minus (a) the rent to be paid to the Company Group under the Nasdaq Sublease pursuant to the terms of the Nasdaq Sublease, minus (b) the rent to be paid to the Company Group under the SVB Sublease from the Closing Date through pursuant to the terms of the SVB Sublease, minus (c) the amount of the security deposit for the San Francisco Lease.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Final Purchase Price” means an amount equal to (i) Enterprise Value, plus (ii) Final Cash, plus (iii) (x) the amount, if any, that Final Working Capital is greater than the Target Working Capital or minus (y) the amount, if any, that Final Working Capital is less than the Target Working Capital, minus (iv) the Final Indebtedness, minus (v) the Final Transaction Expenses, minus (vi) the Final Separation Tax Liability.

“Final Separation Tax Liability” means the Tax Liability of the Company incurred as a result of the Separation, as calculated using (i) the combined federal, state, local and foreign corporate tax rate with respect to the calculation of the federal, state and local Tax Liability and the applicable foreign corporate tax rate with respect to the calculation of any Tax Liability in a foreign jurisdiction (without duplication), in each case, applicable to the Company at the time of the Separation, (ii) the Security Separation Value, (iii) the Final Separation Tax Basis, and (iv) the Final Tax Attributes.

“Fraud” with respect to any Party, means an intentional and willful misrepresentation by such Party with respect to the making of the representations and warranties by such Party set forth in Article III or Article IV, as applicable, or any certificate delivered pursuant to Section 2.6 hereunder, that constitutes common law fraud under the laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud, or any torts based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governing Documents” means: (i) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (ii) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (iii) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Government Contract” means any Contract for the sale of supplies or services currently in performance that is between any member of the Company Group and a Governmental Entity or entered into by any member of the Company Group as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Entity.

“Government Official” means any officer or employee of a Governmental Entity, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any Governmental Entity or public organization.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Hazardous Materials” means all substances, materials, pollutants, chemicals or wastes that are regulated under Environmental Laws because of their hazardous or dangerous properties or characteristics, including any petroleum products or byproducts, asbestos, per- and polyfluoroalkyl substances, radon, toxic mold, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inbound License Agreement” means any Contract granting to any member of the Company Group, any license or other right in or under or with respect to any Intellectual Property or IT Assets owned by a third Person, or any Contract the primary purpose of which is the Processing of the Personal Data of a third Person except for (i) non-exclusive licenses to Intellectual Property granted in the Ordinary Course of Business or (ii) off-the-shelf Software with annual fees in an amount of $250,000 or less.

“Indebtedness” means, with respect to the Company Group as of immediately prior to the Closing, and for the avoidance of doubt, taking into account the Security Services Separation so that Indebtedness of the Company Group does not include Indebtedness of the Security Services Business (except to the extent guaranteed by or a liability of the Company Group as of the Closing), without duplication the aggregate amount (including the current portions thereof) of: (i) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iii) all obligations of the Company Group secured by a Lien on any property of the Company Group; (iv) the aggregate dollar amount of any funded letters of credit; (v) any obligation for a Lease classified as a capital lease or finance lease in the Financial Statements or in accordance with GAAP; (vi) the Unpaid Tax Liability Amount; (vii) any deferred purchase price, “earn-out,” holdback, seller note or similar obligation with respect to the acquisition of any assets, business, property or services (calculated as the maximum amount payable thereunder and net any amounts held in any escrow or third party accounts for the purpose of satisfying any such obligations); (viii) to the extent not included in the definition of Transaction Expenses, all accrued bonuses payable to the current members of the Company’s Executive Committee and the employer portion of any payroll, employment, social security, Medicare, national insurance contributions, unemployment or other similar Taxes or similar obligations (determined without regard to whether the remittance of any such amounts to the applicable Governmental Entity has been deferred) and any “tax gross-up” payments payable with respect to the foregoing; (ix) to the extent not included in the definition of Transaction Expenses, all accrued severance expenses or similar accrued exit payments payable to current or former employees, directors or individual independent contractors of the Company and the employer portion of any payroll, employment, social security, Medicare, national insurance contributions, unemployment or other similar Taxes or similar obligations (determined without regard to whether the remittance of any such amounts to the applicable Governmental Entity has been deferred) and any “tax gross-up” payments payable with respect to the foregoing; (x) any unfunded or underfunded liabilities related to any pension, post-retirement welfare or deferred compensation plans (excluding any accrued amounts for employee 401(k) matching contributions); (xi) any payroll, social security, unemployment or similar Taxes deferred by the Company or any Company Subsidiaries pursuant to, or in connection with, the CARES Act, IRS Notice 2020-65, or any other state, federal or local law, notice or executive order providing similar relief in connection with COVID-19; (xii) any dividends that have been declared by the Company (or any non-wholly owned Subsidiary) but not yet paid; (xiii) any amount required to be paid to terminate or unwind all interest rate or currency swaps or other swap, hedge, derivative or similar contract; (xiv) the San Francisco Lease Amount, and (xv) any debt or other obligations referred to in the foregoing clauses (i) through (xiv) of any Person which is either guaranteed by or otherwise a liability of any of the Company Group. “Indebtedness” shall not include (w) any bonuses or retention payments, other than as expressly contemplated by clause (viii) or in the definition of Transaction Expenses, (x) accounts payable to trade creditors, purchase commitments incurred in the Ordinary Course of Business, accrued expenses and deferred revenues, in each case of this clause (x) to the extent included in Working Capital, (y) any intercompany Indebtedness between the Company, on the one hand, and one or more of its wholly-owned Subsidiaries, on the other hand, or as solely between wholly-owned Company Subsidiaries and (z) any Liabilities in respect of amounts to be directly or indirectly reimbursed by the Security Services Business to a member of the Company Group pursuant to a transition services agreement or other ancillary agreement entered into in connection with the Security Services Separation. To the extent any Indebtedness will be retired or discharged at the Closing, “Indebtedness” shall also include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof), accrued but unpaid interest or finance charges, and other fees, premiums, penalties or payments (prepayment, “early termination fees” or otherwise) necessary and sufficient to retire such Indebtedness at Closing. No amount shall be included in the calculation of Indebtedness to the extent included in Transaction Expenses or Working Capital (it being understood that the purpose of this sentence is to avoid double-counting of the same asset or liability). For the avoidance of doubt, Indebtedness shall be calculated after giving effect to the Security Services Separation.

“Indebtedness for Borrowed Money” means, in aggregate, the Indebtedness described in clauses (i), (ii) and (iv) of the definition of Indebtedness.

“Initial Purchase Price” means an amount equal to (i) Enterprise Value, plus (ii) Estimated Cash, plus (iii) (x) the amount if any, that Estimated Working Capital is greater than the Target Working Capital or minus (y) the amount, if any, that Estimated Working Capital is less than the Target Working Capital, minus (iv) the Estimated Indebtedness, minus (v) the Estimated Transaction Expenses, minus (vi) the Estimated Separation Tax Liability.

“Intellectual Property” means all of the following, in any jurisdiction throughout the world: (i) patents, patent disclosures and inventions and any reissue, continuation, continuation-in-part, divisional, extension or reexamination thereof (collectively, “Patents”); (ii) trademarks, service marks and trade dress, logos, slogans, Internet domain names, social or mobile media identifiers and other indicia of origin and any goodwill therein (collectively, “Trademarks”); (iii) works of authorship, copyrights, copyrightable works, and rights in IT Assets and data collections and compilations; (iv) registrations, applications for registration, and renewals of any of the foregoing; and (v) trade secrets recognized under applicable Law as “trade secrets,” confidential know-how, algorithms, methods, inventions and processes.

“Interim Carveout Financial Statements” means a consolidated balance sheet for the Business as of September 30, 2021 and the related consolidated statement of income for the nine month period then ended, which shall have been prepared in accordance with GAAP and consistent with the preparation of the Audited Carveout Financial Statements and either shall have been reviewed or shall be reviewable by the Company’s independent auditors in accordance with the procedures specified by AICPA AU-C Section 930.

“IT Assets” means hardware, Software, code, systems, networks, websites, applications, databases and other information technology and computer assets and equipment.

“Knowledge” means (a) with respect to the Seller, the actual knowledge, after reasonable inquiry of direct reports, of Charles Gottdiener, Eric Smialek, Venkat Achanta, Brian Kober, Kevin Hughes and Carey Pellock and (b) with respect to Buyer, the actual knowledge, after reasonable inquiry of direct reports, of its Chief Executive Officer and Chief Financial Officer (or equivalent positions); provided, that in no event shall Kevin Hughes be required to disclose any information that is subject to attorney-client privilege in a Proceeding that relates to the Knowledge of Kevin Hughes.

“Laws” means all laws, statutes, ordinances, codes, rules, regulations, injunctions, judgments, decrees and orders of any Governmental Entity, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property, in each case, held by the Company Group.

“Leases” means all leases, licenses, concessions and other agreements pursuant to which any member of the Company Group holds any Leased Real Property, together with guarantees, extension notices, and subordination, non-disturbance and attornment agreements related thereto.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, restrictions, security interests, deeds of trust, adverse ownership interests, charge, right of way, easement, burden, right of purchase, preemptive right, right of first refusal or similar right or restriction thereon. A license of Intellectual Property shall not be deemed to be a Lien.

“Lookback Date” means June 30, 2021.

“Losses” means all actual out-of-pocket losses, liabilities, damages and reasonable expenses (including reasonable attorneys’ fees).

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has or would reasonably be expected to (a) have a material and adverse effect upon the business, results of operations or financial condition of the Business, taken as a whole or (b) prevent or materially impede or materially delay the consummation by the Seller of the transactions contemplated by this Agreement; provided, however, that with respect to clause (a) none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Business operates; (ii) any adverse change, effect or circumstance arising out of the announcement (intentional or otherwise) of the transactions contemplated by this Agreement, including (x) losses or threatened losses of, or any adverse change in the relationship with, employees, customers, partners, suppliers, distributors, financing sources, licensors, licensees or others having relationships primarily with the Business and (y) the initiation of litigation or other administrative Proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby; (iii) changes in applicable Law or GAAP or the interpretation thereof; (iv) any failure by the Business to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or other health crisis or public health event, or any escalation or worsening of any of the foregoing or any COVID-19 Actions; (viii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god, and other force majeure event; (ix) any national or international political or social conditions in any jurisdiction in which the Business conducts business; (x) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (xi) any consequences arising from any action by a Party expressly required by this Agreement (including Buyer’s compliance with its obligations under Section 5.2); or (xii) any consequences arising from any action taken (or omitted to be taken) by a member of the Company Group at the written request of Buyer or its Affiliates after the date hereof; provided, however, in the case of the foregoing clauses (i), (iii), (v), (vi), (vii), (viii), (ix) or (x), if such event, development, state of facts or change has a disproportionate impact on the Company Group relative to other participants in the industries in which the Company Group operates, such event, development, state of facts or change may be taken into account (solely to the extent of such disproportionate impact) in determining whether there has been a Material Adverse Effect.

“Nasdaq Sublease” means that certain Sublease, dated May 31, 2018 by and between Neustar, Inc. and Nasdaq Inc.

“Ordinary Course of Business” means, with respect to a Person, an action taken or not taken by such Person consistent in all material respects with the past practices of the Person and the general operation of the business by such Person (including, for the avoidance of doubt, recent past custom and practice in light of COVID-19 and all reasonable measures in response to COVID-19 Actions).

“Outbound License Agreement” means any Contract granting to any third party any license or other right in or under or with respect to any Intellectual Property or IT Assets owned by a member of the Company Group, or any Contract the primary purpose of which is the Processing of Personal Data of the Company Group except for non-exclusive Intellectual Property licenses for products or services granted to customers or non-exclusive Intellectual Property licenses to service providers in the Ordinary Course of Business.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, in each case, owned by a member of the Company Group.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Permitted Liens” means (i) Liens securing obligations under capital leases, (ii) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to property that do not materially interfere with the present use and operation of the property related thereto, (iii) any exceptions or other matters expressly disclosed in policies of title insurance or current and accurate surveys with respect to property that do not materially interfere with the present use and operation of the property related thereto, (iv) Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith and for which an appropriate reserve has been taken in accordance with GAAP, (v) statutory Liens in favor of suppliers of goods incurred in the Ordinary Course of Business for which payment is not yet due or delinquent, (vi) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith, (vii) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, (viii) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity which are not violated by the current use and operation of the Leased Real Property to which they relate, (ix) in the case of Leased Real Property, (a) any Liens to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, and (b) Liens of landlords (statutory or otherwise) under leases of amounts not due and payable, (x) all matters of record that do not materially interfere with the present use and operation of the property related thereto, and (xi) those Liens set forth on the Permitted Liens Schedule.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means any information, in any form, that, alone or in combination with other information, identifies, regards or is capable of being associated with an individual person, household or device, including information that identifies or could be used to identify a natural Person, and including any information that is defined as “personal information,” “personal data” or “personally identifiable information” (or similar terms) under any applicable Laws.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period that ends on and including the Closing Date.

“Privacy Policy” means any (i) posted public policy; (ii) contractual obligation or (iii) binding industry standard, including PCI-DSS, in each case relating to Personal Information and/or the collection, processing, use, storage, disclosure, modification, aggregation, transfer or destruction (“Processing”) thereof, and/or the operation or security of any IT Assets.

“Proceeding” means any action, claim, suit, litigation, investigation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Research Tax Credit” means any federal income tax research tax credit with respect to the Company Group’s 2017-2020 taxable years which may be received or claimed by (or on behalf of) a member of the Company Group after the Closing, either as a refund or as a credit which may be carried back to Pre-Closing Tax Periods.

“Registry Business” means the registries business sold by Neustar, Inc. pursuant to that certain Unit Purchase Agreement, dated as of April 3, 2020, by and between Neustar, Inc. and GoDaddy Inc.

“Restricted Cash” means any cash or cash equivalents that are not freely distributable due to legal, regulatory or contractual restraints, including any security deposits or cash collateral posted with vendors, landlords, lenders or other parties or that is otherwise of the type commonly referred to as “restricted” or “trapped” cash.

“San Francisco Lease” means that certain Lease, dated September 25, 2013, by and between SVF Foundry San Francisco Corporation (as successor-in-interest to Foundry Squire, L.P.) and Neustar, Inc., as amended by that certain First Amendment to Lease.

“San Francisco Lease Amount” means the Expected San Francisco Lease Rent minus the San Francisco Sublease Amount.

“San Francisco Sublease Amount” means the amount of rent to be paid to the Company Group pursuant to any executed sublease or subleases for the remaining portion of the premises leased by the Company Group pursuant to the San Francisco Lease (without duplication of the amounts set forth in clauses (a), (b) and (c) of the definition of Expected San Francisco Lease Rent).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (i) applicable federal, state and local securities Laws and (ii) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Separation Value” means the fair market value of the Security Services Business as of the date of the Separation, as determined by the Separation Valuation Firm, as finally determined pursuant to Section 2.9(a).

“Security Services Business” means the business of providing cloud security solutions and services, comprising Application & Network Security (BoT Management, DDoS Protection, Web Application Firewall), DNS Services, Threat Data Feeds (UltraThreat Feeds and custom security data feeds) and Web Performance Management as operated by Security Services, LLC and its Subsidiaries.

“Security Services Separation” means (i) the Separation or (ii) an Alternative Sale Transaction.

“Separation” means the separation of Security Services, LLC and its Subsidiaries by or from the Company Group, which will hold the Security Services Business, pursuant to the Steps Plan and other Separation Documents (including the distribution of the note receivable received as consideration for the Security Services Business as contemplated therein).

“Separation Tax Liability” means the Tax Liability of the Company incurred as a result of the Separation, as calculated using (i) the combined federal, state, local and foreign corporate tax rate with respect to the calculation of the federal, state and local Tax Liability and the applicable foreign corporate tax rate with respect to the calculation of any Tax Liability in a foreign jurisdiction (without duplication), in each case, applicable to the Company at the time of the Separation, (ii) the Security Separation Value or Third Party Sales Price, as applicable, (iii) the Estimated Security Tax Basis or Final Security Tax Basis, as applicable, and (iv) the Estimated Tax Attributes or the Final Tax Attributes, as applicable.

“Separation Valuation Firm” means Valuation Research Corporation.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” means all computer software, including but not limited to application software (including mobile digital applications), system software, firmware, middleware, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.

“Solvent” means, that, as of any date of determination, (i) the fair value of the assets of Buyer and the Company Group on a consolidated basis, as of such date, exceeds the sum of all Liabilities of Buyer and the Company Group, including contingent and other Liabilities, as of such date, (ii) the fair saleable value of the assets of Buyer and the Company Group on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable Liabilities of Buyer and the Company Group on their existing debts (including contingent Liabilities) as such debts become absolute and matured, and (iii) Buyer and the Company Group on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or will be engaged following such date.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiaries” of any particular Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“SVB Sublease” means that certain Sublease, dated September 16, 2016, by and between Neustar, Inc. and SVB Financial Group, as amended by that certain First Amendment to Sublease, dated July 1, 2017.

“Target Working Capital” means $34,862,113.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, levies or other similar assessments imposed by a Taxing Authority, including any income, gross receipts, payroll, employment, excise, severance, stamp, occupation, windfall, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, escheat and unclaimed property, estimated or other tax of any kind, and any interest or penalties with respect to the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents or statements related to Taxes (including any related or supporting schedules, statements or information, and including any amendments thereof) filed or required to be filed in connection with the determination, assessment, imposition, or collection of Taxes of any Party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” means, to the extent not paid prior to Closing, without duplication, (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, accountants, consultants, service providers or other representatives) incurred by the Company Group through the Closing in connection with the negotiation of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby, (b) any retention, severance, transaction, change in control, or similar bonuses payable by any member of the Company Group to any current or former employee, officer, director of (or service provider to) the Company Group as a result of the consummation of the transactions contemplated by this Agreement, as well as the employer’s portion of any payroll, employment, social security, Medicare, national insurance contributions, unemployment or other similar Taxes or similar obligations (determined without regard to whether the remittance of any such amounts to the applicable Governmental Entity has been deferred) or any “tax gross-up” payments attributable to any of the foregoing payments, (c) all fees and expenses payable to any direct or indirect stockholder of the Company, including Golden Gate Private Equity, Inc., GIC Private Limited or any of their respective Affiliates (in each case, or any affiliated fund or management thereof), pursuant to any advisory, management or similar agreement or arrangement with the Company or any Subsidiary (excluding any payments in respect of compensation and/or benefits to employees of the Company or any Subsidiary) and (d) any costs and liabilities incurred by the Company Group in connection with the divestiture or separation of the Security Services Business, including with respect to the Carveout Financial Statements, any Alternative Sale Agreement (and pursuit of any similar transaction) and the Separation Documents, and any payments of accrued vacation, paid time off or severance required to be made to employees of the Security Services Business as a result thereof, in all cases, other than the Separation Tax Liability; provided that in no event shall “Transaction Expenses” include any fees, costs or expenses (i) incurred in respect of the R&W Insurance Policy, the Tail Policy, Transfer Taxes or filings fees required to be made pursuant to Antitrust Laws, or (ii) related to the Company Group cooperating with requests from the Buyer in connection with any financing activities of the Buyer in connection with the transactions contemplated hereby. No amount shall be included in Transaction Expenses to the extent included in Indebtedness or Working Capital (it being understood that the purpose of this sentence is to avoid double-counting of the same asset or liability).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation Section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Third Party Purchase Agreement” means a purchase agreement entered with a third-party pursuant to a Third Party Security Sale.

“Third Party Sale Price” means the total consideration (as determined for Tax purposes) provided for by a Third Party Purchase Agreement.

“Third Party Security Sale” means the sale of the Security Services Business to a third-party.

“Unpaid Tax Liability Amount” means the sum of (i) accrued but unpaid income Tax liabilities of the Company Group for the period beginning after January 1, 2021 (including, for the avoidance of doubt, any unpaid Tax liabilities of the Company Group for any Tax period as a result of any inclusion under Section 951 or Section 951A of the Code to the extent attributable to the Pre-Closing Tax Period, provided that the amount of such inclusion, if any, shall be calculated as if the taxable year of the applicable non-U.S. subsidiary ended on the Closing Date), but not taking into account any federal income tax research tax credit with respect to the Company Group’s 2021 taxable year, (ii) any unpaid Tax liabilities of any member of the Company Group for amounts shown as due on its Tax Returns for the 2020 taxable year, (iii) to the extent any member of the Company Group is required to file any Tax Return for the 2020 taxable year, but has not filed such Tax Return, any accrued but unpaid Tax liabilities required to be shown on such Tax Return, (iv) 50% of any Research Tax Credit claimed on a 2020 Tax Return, and (v) any unpaid Tax liabilities attributable to the sale of the Registry Business, taking into account only the amount of consideration, tax basis, tax rate and tax deductions, in each case, specifically and directly attributable to the sale of the Registry Business, solely to the extent such liability would be required to be accrued on the Company’s balance sheet in accordance with GAAP as of immediately prior to the Closing, provided that such amounts shall: (A) not be an amount less than zero, (B) be calculated taking into account Tax assets and benefits that actually reduce such Tax liabilities in the same jurisdiction as a matter of law (excluding, for the avoidance of doubt, any Tax refunds), (C) be determined without regard to any action of the Buyer or its Affiliates (including the Company Group) taken following the Closing, (D) be calculated by applying the allocation methodology set forth in Section 5.6(d), and (E) exclude the Separation Tax Liability.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Law.

“Working Capital” means (i) the current assets (excluding Cash, Restricted Cash and other amounts excluded from the definition of Cash, loans or amounts receivable from the Seller or its Affiliates, current and deferred income Tax assets, non-customer related receivables, acquisition related payments and purchase contingencies) of the Company Group set forth on the Working Capital Schedule attached hereto, minus (ii) the current liabilities (excluding Indebtedness, contra liabilities relating to Indebtedness (including deferred financing and unamortized debt issuance costs), Transaction Expenses and current and deferred income Tax liabilities) of the Company Group set forth on the Working Capital Schedule (including the adjustments set forth therein) and prepared in accordance with the Accounting Principles Schedule attached hereto. For the avoidance of doubt, Working Capital shall not include any current assets or current liabilities of the Securities Services Business and shall be calculated after giving effect to the Security Services Separation.

Section 1.2 Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
2021 Bonus	Section 5.14(d)
Acquisition	Recitals
Agreement	Preamble
Alternative Transaction Bonus Amount	Section 5.14(f)
Alternative Transaction Bonus Schedule	Section 5.14(f)
Antitrust Laws	Section 5.2(c)
Binder Agreement	Section 5.3(a)
Buyer	Preamble
Closing	Section 2.5
Closing Date	Section 2.5
Closing Item	Section 2.4(a)
Closing Statement	Section 2.4(a)
Company	Preamble
Confidential Information	Section 5.19(b)
Continuing Employee	Section 5.14(a)
D&O Provisions	Section 5.11(a)
Debt Financing	Section 5.20
Dispute Notice	Section 2.4(b)
Employee Benefit Plan	Section 3.14(a)
Enforcement Exceptions	Section 3.1
Escrow Account	Section 2.6(d)(G)
Escrow Agreement	Section 2.6(d)(B)
Estimated Cash	Section 2.3
Estimated Closing Statement	Section 2.3
Estimated Indebtedness	Section 2.3
Estimated Transaction Expenses	Section 2.3
Estimated Working Capital	Section 2.3
Excess Amount	Section 2.4(d)
Final Cash	Section 2.4(a)
Final Indebtedness	Section 2.4(a)
Final Transaction Expenses	Section 2.4(a)
Final Working Capital	Section 2.4(a)

Defined Term	Reference
Financial Statements	Section 3.4(a)
Foreign Plans	Section 3.14(e)
Indemnified Persons	Section 5.11(a)
IRS	Section 3.14(a)
Material Contract	Section 3.9(b)
Material Customers	Section 3.18
Material Suppliers	Section 3.18
New Plans	Section 5.14
Non-Party Affiliate	Section 5.16
Outside Date	Section 6.1(c)
Parachute Payment Waiver	Section 5.14(e)
Party	Preamble
Post-Closing Representation	Section 7.11
Pre-Closing Period	Section 5.1(d)(i)
Privileged Deal Communication	Section 7.11
Purchased Shares	Recitals
Remedial Actions	Section 5.2(c)
Resolution Period	Section 2.4(b)
Review Period	Section 2.4(b)
R&W Insurance Policy	Section 5.3(a)
Sanctioned Countries	Section 3.16(d)
Sanctioned Persons	Section 3.16(d)
Sanctions Authority	Section 3.16(d)
Seller	Preamble
Seller Registered IP	Section 3.10(a)
Seller Counsel	Section 7.11
Seller Released Parties	Section 5.10
Seller Tax Returns	Section 5.6(c)
Separation Documents	Section 2.1(b)
Shortfall Amount	Section 2.4(e)
Systems	Section 3.10(k)
Tail Policy	Section 5.11(b)
Trade Controls	Section 3.16(d)
Transfer Taxes	Section 5.6(c)
Valuation Firm	Section 2.4(b)
Waiving Parties	Section 7.11

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.1 Purchase and Sale; Separation.

(a) Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from the Seller, the Purchased Shares, free and clear of all Liens other than Securities Liens, in exchange for the Initial Purchase Price.

(b) At or prior to the Closing, the Seller shall directly or indirectly effectuate the Separation pursuant to the steps attached hereto as Exhibit A (the “Steps Plan”) and the agreements listed on Exhibit B that were previously provided to Buyer (collectively, the Steps Plan together with such agreements, the “Separation Documents”). Notwithstanding anything to the contrary, prior to the Closing, in the Seller’s sole discretion, the Seller may instead pursue and enter into an Alternative Sale Transaction without Buyer’s prior written consent, provided that Buyer’s obligation to consummate the Closing shall remain subject to the condition set forth in Section 2.6(b)(iii) that the Security Services Separation shall have been consummated prior to the Closing. Notwithstanding anything herein to the contrary, in the event that an Alternative Sale Transaction is entered into (but has not yet closed) as of immediately prior to the Closing, the Separation shall be effected immediately prior to the Closing and the Security Service Business shall be sold by the entities that hold the Security Services Business following such Separation.

(c) The Company shall keep Buyer reasonably informed as to the status of the Separation, including providing Buyer with copies of the Separation Documents and a reasonable opportunity to review and comment thereon. In the event the Company pursues a Third Party Security Sale prior to the Closing, the Company shall provide copies of the documents to effectuate such Third Party Security Sale to Buyer, but Buyer shall not have the right to comment for so long as such transaction constitutes an Alternative Sale Transaction. No changes or modifications may be made to the steps set forth in the Steps Plan if such changes or modifications would result in the Company or its Subsidiaries bearing incremental liability or if it would result in changes to the assets and liabilities of the Business, as compared to what such assets and liabilities would have been if the Separation had been effected in accordance with the Steps Plan, in each case, other than a de minimis amount.

Section 2.2 Purchase Price. The aggregate consideration (to be delivered in the manner described in Section 2.6(d)(F)) for the Purchased Shares shall be an aggregate amount equal to the Initial Purchase Price. The Initial Purchase Price shall be subject to adjustment after the Closing pursuant to Section 2.4.

Section 2.3 Estimated Closing Statement. At least three (3) Business Days prior to the Closing Date, the Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth the Seller’s good faith estimate of (a) Cash (the “Estimated Cash”), (b) Working Capital (the “Estimated Working Capital”), (c) the aggregate amount of Indebtedness (the “Estimated Indebtedness”) (d) the aggregate amount of Transaction Expenses (the “Estimated Transaction Expenses”) and (e) Estimated Separation Tax Liability, and shall include reasonable supporting documentation of such calculations. Prior to the Closing, the Seller shall cooperate in good faith to answer questions and provide reasonable supporting documentation that may be reasonably requested by Buyer and its representatives in connection with their review of the Estimated Closing Statement; provided, that, if the Seller and Buyer are unable to agree as to any item set forth on the Estimated Closing Statement prior to the Closing, then the amounts set forth in the Estimated Closing Statement provided by the Seller (as modified to include any changes agreed to by the Seller and Buyer prior to the Closing) shall be binding for purposes of this Section 2.3.

Section 2.4 Post-Closing Adjustment.

(a) Within ninety (90) calendar days after the Closing Date, Buyer shall deliver to the Seller a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation (and shall include reasonable supporting documentation of such calculations) of the following items (each a “Closing Item”): (i) Cash (as finally determined pursuant to this Section 2.4, the “Final Cash”); (ii) Working Capital (as finally determined pursuant to this Section 2.4, the “Final Working Capital”); (iii) the aggregate amount of Indebtedness (as finally determined pursuant to this Section 2.4, the “Final Indebtedness”); (iv) the aggregate amount of Transaction Expenses as of immediately prior to the Closing (as finally determined pursuant to this Section 2.4, the “Final Transaction Expenses”); (v) the Separation Tax Liability (which shall be finally determined pursuant to Section 2.9(c) and Section 2.9(d)), and (vi) the resulting calculation of the Final Purchase Price. Buyer agrees that, following the Closing through the date that the Closing Statement becomes conclusive and binding upon the Parties in accordance with this Section 2.4, it will not (and will cause its Affiliates not to) take any actions with respect to any books, records, policies or procedures on which the Estimated Closing Statement is based or on which the Closing Statement is to be based that are inconsistent with or that would prevent, impede or delay (x) the determination of the amount of the Final Cash, the Final Working Capital, the Final Indebtedness or the Final Transaction Expenses or (y) the preparation of the Dispute Notice (as defined below) or the Closing Statement in the manner and utilizing the methods required by this Agreement. If the Buyer does not timely deliver a Closing Statement, the Estimated Closing Statement delivered by the Seller shall become final and binding on all the parties.

(b) The Seller shall have sixty (60) calendar days after its receipt of the Closing Statement (the “Review Period”) within which to review Buyer’s calculation of the Closing Items. If the Seller disputes any of the Closing Items, the Seller shall notify Buyer in writing of its objection to such Closing Item(s) within the Review Period, together with a description of the basis for and dollar amount of such disputed items and the Seller’s calculation thereof (to the extent possible) (a “Dispute Notice”). If the Seller does not timely deliver a Dispute Notice, the Closing Statement delivered by Buyer shall become final and binding on the parties. If the Seller timely delivers a Dispute Notice, Buyer and the Seller shall, within thirty (30) calendar days following Buyer’s receipt of such Dispute Notice (the “Resolution Period”), use commercially reasonably efforts to attempt to resolve in writing their differences with respect to the matters set forth in the Dispute Notice (and any matters with respect to the Closing Items which Buyer is disputing as a result of the matters set forth in the Dispute Notice, or any disputed matters arising out of the foregoing) and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Buyer and the Seller shall submit all items remaining in dispute to a nationally recognized accounting firm mutually agreed upon by Buyer and the Seller in writing (the “Valuation Firm”) for resolution by delivering within ten (10) calendar days after the expiration of the Resolution Period to the Valuation Firm their written position with respect to such items remaining in dispute, it being understood that in rendering such determination, the Valuation Firm shall be functioning as an expert and not as an arbitrator. The fees and expenses of the Valuation Firm pursuant to this Section 2.4(b) shall be divided between Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party. The Valuation Firm shall determine, based solely on the written submissions by the Seller and Buyer and the terms and provisions of this Agreement, and not by independent review, only those issues set forth in the Dispute Notice (and those raised by Buyer in response thereto) that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by Buyer and the Seller in their respective submissions, and the parties shall agree to customary procedures with respect to such determination by the Valuation Firm, including customary restrictions on ex parte communication with the Valuation Firm. The Parties shall request that the Valuation Firm make a decision with respect to all disputed items within thirty (30) calendar days after the submissions of the Parties, as provided above, and in any event as promptly as practicable. The final determination with respect to all dispute items shall be set forth in a written statement by the Valuation Firm delivered to the Seller and Buyer and shall be final, conclusive and binding on the Parties except for manifest error. Buyer and the Seller shall promptly execute any reasonable engagement letter requested by the Valuation Firm and shall each reasonably cooperate with the Valuation Firm, including by providing the information, data and work papers used by each Party and its representatives (including accountants) to prepare and/or calculate the Closing Items, making its personnel and accountants available to explain any such information, data or work papers, so as to enable the Valuation Firm to make such determination as quickly and as accurately as practicable.

(c) From and after the Seller’s receipt of the Closing Statement until the Closing Items are finally determined pursuant to this Section 2.4, the Seller, its Affiliates and its auditors, accountants and other representatives shall be permitted reasonable access to the Company Group and their respective auditors, accountants, personnel, books and records and any other documents or information reasonably requested by the Seller (including the information, data and work papers used by Buyer and/or the Company Group’s respective auditors or accountants to prepare and calculate the Closing Items), subject to the entry into customary confidentiality agreements and access letters and in each case with such access being solely for the purpose of enabling the Seller and its representatives to review the Closing Items and in a manner that does not interfere, in any material respect, with the normal business operations of the Company Group.

(d) If the Final Purchase Price exceeds the Initial Purchase Price (such excess amount, if any, the “Excess Amount”), then, within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, (i) Buyer shall pay, or cause to be paid, to the Seller the Excess Amount, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller to Buyer and (ii) Buyer and the Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Seller all funds in the Escrow Account, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller to the Escrow Agent.

(e) If the Final Purchase Price is less than the Initial Purchase Price (such shortfall amount, if any, the “Shortfall Amount”), then, within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, Buyer and the Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (i) release to Buyer, solely from the funds available in the Escrow Account, an amount equal to the Shortfall Amount, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by Buyer to the Escrow Agent and (ii) release to the Seller, to the extent that any balance in the Escrow Account remains after the Escrow Agent’s payment of the Shortfall Amount to Buyer pursuant to clause (i), the amount remaining in the Escrow Account by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller to the Escrow Agent. Notwithstanding anything herein to the contrary, none of the Seller, the Escrow Agent nor any other Person shall have any Liability for any amounts due to Buyer pursuant to Section 2.4 in excess of the funds available in the Escrow Account, and Buyer’s sole source of recourse and recovery for such amounts due shall be the funds available in the Escrow Account.

(f) If the Final Purchase Price equals the Initial Purchase Price, then, within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, Buyer and the Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release all funds in the Escrow Account to the Seller by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller to the Escrow Agent.

(g) The funds available in the Escrow Account may be distributed to Buyer and/or the Seller solely and exclusively in accordance with Section 2.4(d), Section 2.4(e), Section 2.4(f) and Section 2.9 and the terms of the Escrow Agreement, and shall not be available for any other payment to Buyer or any of its Affiliates (including, following the Closing, the Company).

(h) Any payments made pursuant to this Section 2.4 shall be deemed an adjustment to the Final Purchase Price, to the extent permitted by applicable Law.

Section 2.5 Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of signature pages by email at 9:00 a.m. Eastern Time on the third (3rd) Business Day after the conditions set forth in Section 2.6 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or on such other date as the Parties mutually agree; provided, however, that without the consent of Buyer, the Closing shall not occur prior to November 1, 2021 (the date upon which the Closing occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Eastern Time on the Closing Date.

Section 2.6 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(i) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(ii) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any order from any Governmental Entity in effect preventing the consummation of the transactions contemplated hereby.

(b) Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties. (1) The representations and warranties of the Seller set forth in Section 3.1, Section 3.3(a), Section 3.5 and Section 3.12 shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), and (2) the other representations and warranties of the Seller set forth in Article III of this Agreement (in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”)) shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case of this clause (2), to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect.

(ii) Performance of Obligations of the Company. Each of the Seller and the Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) Security Services Separation. The Security Services Separation shall have been consummated prior to, or concurrently with, the Closing.

(iv) Audited Carveout Financial Statements. The Seller shall have delivered the Audited Carveout Financial Statements to the Buyer.

(v) Interim Carveout Financial Statements. The Seller shall have delivered the Interim Carveout Financial Statements to the Buyer.

(c) Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties. The representations and warranties of Buyer set forth in Article IV of this Agreement (in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct as of the Closing Date in all material respects (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date in all material respects).

(ii) Performance of Obligations of Buyer. Buyer shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(d) Deliveries and Closing Actions. At the Closing:

(A) the Seller shall deliver to Buyer a duly executed certificate from an authorized Person of the Seller in the form attached hereto as Exhibit C, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(b)(i) and Section 2.6(b)(ii) have been satisfied;

(B) The Seller shall deliver to Buyer a counterpart to that certain escrow agreement by and among Buyer, the Seller and the Escrow Agent attached hereto as Exhibit D (the “Escrow Agreement”), duly executed by the Seller;

(C) The Seller shall deliver to Buyer a duly executed IRS Form W-9 certifying its non-foreign person status; and

(D) the Company shall deliver to Buyer the written resignations, effective as of the Closing, of those directors and officers of the Company that Buyer designates in writing to the Company at least two (2) Business Days prior to the Closing.

(E) Buyer shall deliver to the Seller a duly executed certificate from an officer of Buyer in the form attached hereto as Exhibit E, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(c)(i) and Section 2.6(c)(ii) have been satisfied;

(F) Buyer shall deliver (or cause to be delivered) to the Seller, by wire transfer of immediately available funds to the account designated in writing by the Seller to Buyer at least three Business Days prior to the Closing Date, in consideration for the Purchased Shares, an amount equal to (x) the Initial Purchase Price minus (y) the Escrow Funds;

(G) Buyer shall deliver (or cause to be delivered) the Escrow Funds to the Escrow Agent for deposit into a non-interest bearing escrow account (the “Escrow Account”) established pursuant to the terms of the Escrow Agreement;

(H) Buyer shall pay (or cause to be paid) an aggregate amount equal to the Estimated Transaction Expenses to the payees thereof as set forth on the Estimated Closing Statement delivered to Buyer pursuant to Section 2.3, by wire transfer of immediately available funds to the accounts designated by such payees and provided to Buyer at least three Business Days prior to the Closing Date;

(I) Buyer shall pay (or cause to be paid) all Indebtedness for Borrowed Money pursuant to payoff letters delivered to Buyer at least three Business Days prior to the Closing by the Company to the payees set forth in such payoff letters, by wire transfer of immediately available funds to the accounts designated by such payees; and

(J) Buyer shall deliver to the Seller a counterpart to the Escrow Agreement, duly executed by Buyer.

(e) Frustration of Closing Conditions. Neither the Seller nor Buyer may rely on the failure of any condition set forth in this Section 2.6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the closing conditions of each such other Party to be satisfied, including as required by Section 5.2.

(f) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.6 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.7 Consents and Waivers; Further Assurances.

(a) Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, (i) this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign, directly or indirectly, any asset, claim or right or any benefit arising under or resulting from such asset, claim or right, or any Liability associated with such asset, claim or right, if an attempted direct or indirect transfer or assignment thereof, without the consent of a third Person, would constitute a breach, default, violation or other contravention of the rights of such third Person, would be ineffective with respect to any Person party to any agreement concerning such asset, claim or right, would violate any Law, or would in any way adversely affect the rights of the Seller or any member of the Company Group or, upon transfer, Buyer or any of its Affiliates, under such asset, claim or right, and (ii) if any such direct or indirect transfer or assignment of any such asset, claim or right requires the consent of a third Person, then such transfer or assignment shall be made subject to such consent first being obtained.

(b) If any third party consent is not obtained prior to the Closing, the Closing shall nonetheless take place on the terms set forth herein and, thereafter until such consent is obtained, (i) Buyer shall be entitled to obtain the economic claims, rights and benefits under the asset, claim or right with respect to which such consent has not been obtained as if such consent had been obtained at or prior to the Closing and (ii) Buyer shall assume any related economic burden with respect to the asset, claim or right with respect to which such consent has not been obtained, as if such consent had been obtained at or prior to the Closing. Notwithstanding anything to the contrary in this Agreement, in no event shall any consent of any Person be a condition to the Closing, except as otherwise expressly set forth in Section 2.6(c).

Section 2.8 Withholding. Buyer, its Affiliates (including the Company Group) and agents may deduct and withhold from any amounts payable to any Person in connection with the transactions contemplated in this Agreement such amounts that Buyer, its Affiliates or agents are required to deduct and withhold under the Code or any provision of state, local or non-U.S. Law; provided, however, that Buyer, its Affiliates or agents, as applicable, shall (a) use reasonable best efforts to provide three (3) days’ notice to the Seller of any such requirement to deduct or withhold (other than with respect to any amount treated as wages), which notice shall provide reasonable details regarding the provisions of Law that require such deduction or withholding and include a copy of the calculation of the amount to be deducted and withheld in reasonable detail and (b) cooperate with any request to obtain reduction of or relief from such deduction or withholding (except no such notice shall be required in the case of any withholding resulting from a failure to provide a form contemplated by this Agreement or the Escrow Agreement or any compensatory amounts). To the extent that any such amounts that are deducted and withheld, and timely paid in full to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9 Separation Tax Liability.

(a) Seller shall cooperate with the Separation Valuation Firm to provide all reasonable information necessary for the Separation Valuation Firm to determine the Security Separation Value; provided, that, for the avoidance of doubt any Security Separation Value shall include and consider any negotiations or discussions of price of the Security Services Business with third parties within 6 months prior to the date hereof. No less than thirty (30) calendar days prior to the Closing Date, Seller shall cause the Separation Valuation Firm to provide to Buyer a draft report reflecting the Security Separation Value and reasonable detail regarding such determination (the “Draft Separation Valuation Report”), and the Seller and Buyer shall have the opportunity to review and provide comments to the Draft Separation Valuation Report. Seller and Buyer shall direct the Separation Valuation Firm to consider any such comments in good faith and in such Separation Valuation Firm’s professional judgment and provide Buyer and Seller with a final Separation Valuation Report (the “Final Separation Valuation Report”) at least three (3) calendar days prior to the Closing Date. The fair market value of the Security Services Business as of the date of the Separation as determined by the Final Separation Valuation Report shall be the Security Separation Value for purposes of this Agreement, unless a Third Party Purchase Agreement has been entered into prior to the Closing, in which case the Third Party Sale Price of such Third Party Purchase Agreement shall be the final Security Separation Value for all purposes of this Agreement.

(b) Seller shall commission Ernst & Young LLP (“Tax Basis Accounting Firm”) to conduct a study with respect to the tax basis of the Company in the Security Services Business in connection with the Separation (the “Tax Basis Study”). A draft of the Tax Basis Study shall be provided to Seller and Buyer no less than thirty (30) calendar days prior to Closing Date, and the Seller and Buyer shall have the opportunity to review and provide comments, which the Tax Basis Accounting Firm shall consider in good faith and in such Tax Basis Accounting Firm’s professional judgement. The Tax Basis Accounting Firm shall provide the Parties with a revised Tax Basis Study at least three (3) calendar days prior to the Closing Date and the tax basis of the Security Services Business as determined pursuant to the revised Tax Basis Study shall be the “Estimated Separation Tax Basis” for purposes of this Agreement.

(c) Within ninety (90) calendar days after the Closing Date, Buyer may propose to Seller in good faith any reasonable changes to the Estimated Separation Tax Basis based on information not previously made available to the Tax Basis Accounting Firm or as a result of errors it or the Tax Basis Accounting Firm has identified in the calculation of the Estimated Separation Tax. Any such proposed changes shall be subject to, and resolved in accordance with, the procedures set forth in Section 2.4(b), mutatis mutandis; provided, that the Tax Basis Accounting Firm shall act as the independent expert in lieu of the Valuation Firm. The tax basis of the Security Services Business as determined pursuant to this Section 2.9(c) shall be the “Final Separation Tax Basis”. The Final Separation Tax Basis as determined pursuant to this Section 2.9(c) shall be binding on both Parties and Buyer shall, or shall cause the Company to, report consistently on its Tax Returns.

(d) Within ninety (90) calendar days after the Closing Date, Buyer may propose to Seller in good faith any reasonable changes to the Estimated Tax Attributes. Any such proposed changes shall be subject to, and resolved in accordance with, the procedures set forth in Section 2.4(b), mutatis mutandis. The Tax attributes as finally determined pursuant to this Section 2.9(d) shall be the “Final Tax Attributes” except as otherwise expressly provided for in Section 2.9(f)(ii) or Section 2.9(f)(iv), in which case any reasonable adjustment proposed by Buyer or Seller in good faith in accordance with such sections shall subject to, and resolved in accordance with, the procedures set forth in Section 2.4(b), mutatis mutandis. Buyer shall, or shall cause the Company to, file its Tax Returns using the Final Tax Attributes as determined pursuant to this Section 2.9, except to the extent adjusted under Section 2.9(f)(ii) and (iv).

(e) Unless Seller has entered into a Third Party Purchase Agreement after the Closing Date and on or before October 1, 2022, there shall be no adjustments to the Separation Tax Liability, which shall be calculated consistent with the Final Separation Tax Liability, as adjusted pursuant to Section 2.9(c) and Section 2.9(d), and Seller and its Affiliates shall have no further Liability or obligations to Buyer or its Affiliates under Section 2.9.

(f) If a Third Party Purchase Agreement has been signed after the Closing Date and on or before to October 1, 2022, then the Seller shall determine in good faith whether the Separation Tax Liability shall be finally calculated based on either (x) the Third Party Sale Price of such Third Party Purchase Agreement or (y) the Security Separation Value, and provide notice of such determination to Buyer within ten (10) calendar days of entering into the Third Party Purchase Agreement. Buyer shall file its Tax Returns utilizing the value selected by Seller pursuant to the preceding sentence, except to the extent there is not “substantial authority” that such value is appropriate (such selected value, the “Selected Value”).

(i) If the Security Separation Value is greater than the Third Party Sale Price and the Selected Value is the Security Separation Value, then there shall be no adjustments to the Separation Tax Liability, which shall be calculated consistent with the Final Separation Tax Liability, as adjusted pursuant to Section 2.9(c) and Section 2.9(d), and Seller and its Affiliates shall have no further Liability or obligations to Buyer or its Affiliates under Section 2.9.

(ii) If the Security Separation Value is greater than the Third Party Sale Price and the Selected Value is the Third Party Sale Price, then Buyer shall pay to Seller within three (3) Business Days of Buyer receiving notice from Seller the difference between the Separation Tax Liability as determined using (x) the Third Party Sale Price for the fair market value of the Security Services Business, and with corresponding adjustments (if any) to the Final Tax Attributes to reflect the Third Party Sale Price pursuant to Section 2.9(d) (as proposed by Buyer in good faith and subject to the dispute procedures set forth in Section 2.9(d)) and (y) the Security Separation Value for the fair market value of the Security Services Business, and the Final Tax Attributes as determined pursuant to Section 2.9(d) prior to any such adjustments permitted by this Section 2.9(f)(ii) (the “Separation Taxes Refund”). After receipt of such payment, Seller shall deposit such amount into a separate account or subaccount of the Escrow Account (or an equivalent third party escrow account) (the “Tax Escrow Account”). Seller shall indemnify Buyer, the Company, the Target Subsidiaries, and its Affiliates (the “Tax Indemnified Parties”) for all Tax liabilities arising solely from an audit of the Company by a Governmental Entity with respect to the Separation; provided, that any indemnity payment to the Buyer under this Section 2.9(f)(ii) shall not exceed the amount of the Separation Taxes Refund and any interest earned in the Tax Escrow Account. Buyer shall promptly notify Seller in writing of any demand, claim or notice of the commencement of any Tax audit or similar contest received by such party from any Governmental Entity with respect to Taxes for which Seller may be liable (“Tax Contest”) pursuant to this Section 2.9(f)(ii); provided, that a failure to give such notice will not affect the Buyer’s rights to indemnification under this Section 2.9(f)(ii), except to the extent that Seller is actually materially prejudiced thereby. Buyer shall have the right to control any such Tax Contest, but Seller shall have the right to participate in such Tax Contest at its own expense, and Buyer shall not be able to settle, compromise and/or concede any portion of such Tax Contest without the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). The indemnity provided for pursuant to this Section 2.9(f)(ii) shall survive and remain in full force and effect until the date which is 30 days after the date upon which the liability for Taxes for any claim by a Governmental Entity arising from the Separation may relate is barred by all applicable statutes of limitations (excluding any permissive extensions) (the “Survival Period”). The Tax Indemnified Parties’ sole source of recovery pursuant to this Section 2.9(f)(ii) shall be the Tax Escrow Account. In the event any there is a final assessment of any Tax liabilities arising solely from an audit of the Company by a Governmental Entity with respect to the Separation during the Survival Period, Buyer and the Seller shall deliver joint written instructions to the escrow agent for the Tax Escrow Account (the “Tax Escrow Agent”) instructing the Tax Escrow Agent to release the amount of such final assessment (up to the amount of funds remaining in the Tax Escrow Account) to Buyer by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by Buyer to the Tax Escrow Agent. Within three (3) Business Days after the lapse of the Survival Period, Buyer and the Seller shall deliver joint written instructions to the Tax Escrow Agent instructing the Tax Escrow Agent to release all funds remaining in the Tax Escrow Account to the Seller by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller to the Tax Escrow Agent; provided, that, if any amounts in the Tax Escrow Account remain subject to a Tax Contest, such amounts shall be retained in the Tax Escrow Account until a final determination of such Tax Contest, after which Buyer and the Seller shall deliver joint written instructions to the Tax Escrow Agent instructing the Tax Escrow Agent to release all such remaining funds in the Tax Escrow Account to the Seller or Buyer, as the case may be.

(iii) If the Security Separation Value is less than the Third Party Sale Price and the Selected Value is the Security Separation Value, then Seller shall indemnify the Tax Indemnified Parties for all income Tax liabilities arising solely from an audit of the Company by a Governmental Entity with respect to the Separation; provided, that any recovery under such indemnity shall be capped at (A) the difference between the Separation Tax Liability as determined using (x) the Security Separation Value for the fair market value of the Security Services Business and (y) the Third Party Sale Value for the fair market value of the Security Services Business, and (B) any interest earned in the Tax Escrow Account to which such amount described in clause (A) is deposited. Upon the earlier of (x) five Business Days after Seller’s (or its Affiliates’) receipt of cash proceeds following the closing of the Third Party Security Sale and (y) April 15, 2023, Seller shall deposit into the Tax Escrow Account an amount equal to the difference between such Separation Tax Liability amounts described in the foregoing sentence. Buyer shall promptly notify Seller in writing of any Tax Contest pursuant to this Section 2.9(f)(iii); provided, that a failure to give such notice will not affect the Buyer’s rights to indemnification under this Section 2.9(f)(iii), except to the extent that Seller is actually materially prejudiced thereby. Buyer shall have the right to control any such Tax Contest, but Seller shall have the right to participate in such Tax Contest at its own expense, and Buyer shall not be able to settle, compromise and/or concede any portion of such Tax Contest without the consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed). The indemnity provided for this pursuant to this Section 2.9(f)(iii)

shall survive and remain in full force and effect until the Survival Period. The Tax Indemnified Parties’ sole source of recovery pursuant to this Section 2.9(f)(iii) shall be the Tax Escrow Account. In the event any there is a final assessment of any Tax liabilities arising solely from an audit of the Company by a Governmental Entity with respect to the Separation during the Survival Period, Buyer and the Seller shall deliver joint written instructions to Tax Escrow Agent instructing the Tax Escrow Agent to release the amount of such final assessment (up to the amount of funds remaining in the Tax Escrow Account) to Buyer by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by Buyer to the Tax Escrow Agent. Within three (3) Business Days after the lapse of the Survival Period, Buyer and the Seller shall deliver joint written instructions to the Tax Escrow Agent instructing the Tax Escrow Agent to release all funds in the Tax Escrow Account to the Seller by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller to the Tax Escrow Agent; provided, that, if any amounts in the Tax Escrow Account remain subject to a Tax Contest, such amounts shall be retained in the Tax Escrow Account until a final determination of such Tax Contest, after which Buyer and the Seller shall deliver joint written instructions to the Tax Escrow Agent instructing the Tax Escrow Agent to release all such remaining funds in the Tax Escrow Account to the Seller or Buyer, as the case may be.

(iv) If the Security Separation Value is less than the Third Party Sale Price and the Selected Value is the Third Party Sale Price, then Seller shall pay Buyer the difference between the Separation Tax Liability as determined using (x) the Third Party Sale Price for the fair market value of the Security Services Business, and with corresponding adjustments (if any) to the Final Tax Attributes to reflect the Third Party Sale Price pursuant to Section 2.9(d) (and the dispute procedures set forth therein) and (y) the Security Separation Value for the fair market value of the Security Services Business, and the Final Tax Attributes as determined pursuant to Section 2.9(d) prior to any such adjustments permitted by this Section 2.9(f)(iv) upon the earlier of (x) five Business Days after the closing of the Third Party Security Sale and (y) April 15, 2023.

(g) For the avoidance of the doubt, if a Third Party Purchase Agreement has not been signed on or prior to October 1, 2022, Seller shall have no further obligation or Liability with respect to the Separation Tax Liability under this Agreement or any Ancillary Agreement.

(h) Any payment made pursuant to this Section 2.9 shall be deemed an adjustment to the Final Purchase Price for U.S. federal income tax purposes, to the extent permitted by applicable Law

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date of this Agreement (except as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date) (it being understood that for purposes of this Article III, it is assumed that the Security Services Separation has been effectuated prior to the execution of this Agreement notwithstanding the fact that the Security Services Separation has not been effectuated):

Section 3.1 Organization; Authority; Enforceability. Seller is (a) duly formed, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of formation and (b) qualified to do business and is in good standing (or the equivalent) in its jurisdiction of formation, except where the failure to be so qualified to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller has the organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The board of directors of the Seller has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement. No other organizational proceedings on the part of the Seller are necessary to approve and authorize the execution, delivery, and performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which the Seller is a party have been or will be upon execution and delivery in the case of any of the Ancillary Agreements to be delivered at or prior to the Closing, duly executed and delivered by the Seller and constitutes the valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles (collectively, “Enforcement Exceptions”).

Section 3.2 Noncontravention. Except as set forth on the Noncontravention Schedule, the execution, delivery or performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby by the Seller does not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration or loss of, any material right or material obligation under, result in any payment being required or penalty under, accelerate the maturity of or performance required under, terminate or result in or permit the termination, cancellation or modification of, (e) result in the creation of any Lien upon the Purchased Shares under, or (f) other than the filings required pursuant to Antitrust Laws, require any approval or consent from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents of the Seller or any member of the Company Group or any Law, order or Material Contract to which the Business or any member of the Company Group is bound or subject, except, in each case, where the failure to obtain any such approval, consent or filing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.3 Capitalization.

(a) The Capitalization Schedule sets forth, with respect to each member of the Company Group, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the percentage Equity Interests issued by such member of the Company Group and the holder(s) thereof. Except as set forth on the Capitalization Schedule, no member of the Company Group owns, directly or indirectly, any Equity Interests in any Person. The Seller is the record owner of 100% of the Purchased Shares, free and clear of any Liens (other than any Liens imposed at Closing by action of the Buyer or any restrictions on transfer under any applicable securities Laws), which is the only outstanding capital stock of the Company (and there are no outstanding options, warrants or other equity interests of the Company). Upon delivery to the Buyer of certificates for the Purchased Shares at the Closing and the Buyer’s payment of the Initial Purchase Price, the Buyer shall acquire good, valid and marketable title to the Purchased Shares, free and clear of any Liens other than Liens created by the Buyer.

(b) Except as set forth on the Capitalization Exceptions Schedule:

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any member of the Company Group is a party or which are binding upon any member of the Company Group providing for the issuance, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii) no member of the Company Group is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person;

(iii) no member of the Company Group is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests held by the Seller or any member of the Company Group;

(v) no member of the Company Group has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of its Equity Interests;

(vi) no member of the Company Group has any Liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no contractual restrictions of any kind which prevent the payment of the foregoing by the Company Group;

(vii) the Company or a wholly owned Subsidiary of the Company is the record and beneficial owner of, and has good and valid title to, all of the issued and outstanding capital stock or other equity or equity-based interests of the Company Subsidiaries; and

(viii) all issued and outstanding shares or other equity interests of each member of the Company Group are duly authorized and validly issued, are fully paid and non-assessable, and are free and clear of all Liens (other than Permitted Liens or Securities Liens), and were issued in all material respects in accordance with any applicable preemptive rights and any other third party rights and applicable Laws.

(c) The Seller has delivered or made available to Buyer a copy of the certificate of incorporation or formation and the bylaws or limited liability company agreement, or similar organizational documents, of each member of the Company Group, each as amended to date, and no member of the Company Group is in material breach thereof.

Section 3.4 Financial Statements; No Undisclosed Liabilities.

(a) The statement of revenue and expenses for the Business for the twelve (12) month period ended December 31, 2020, the statement of revenue and expenses for the Business for the six (6) month period ended June 30, 2021 and the statement of current assets and current liabilities of the Business as of March 31, 2021 (collectively, the “Financial Statements”) have been made available to Buyer. A true, correct and complete copy of each of the Financial Statements is set forth on the Financial Statements Schedule.

(b) The Financial Statements (i) have been prepared based on the books, records and consolidated financial statements of the Company Group as of such applicable period(s), which were prepared in accordance with GAAP consistently applied throughout the periods covered thereby (in the case of the statement of revenue and expenses for the Business for the six (6) month period ended June 30, 2021 and the statement of current assets and current liabilities of the Business as of March 31, 2021, subject to the absence of footnote disclosures, which if presented would not be material and normal and recurring year-end adjustments, which are not material individually or in the aggregate) and (ii) present fairly in all material respects the financial conditions and results of operations of the Business for the respective periods therein.

(c) Except as set forth on the Liabilities Schedule, the Company Group does not have any Liabilities with respect to the Business whether or not required by GAAP to be reflected in a consolidated balance sheet of such person except: (i) obligations under Contracts to which any member of the Company Group is a party; (ii) Liabilities specifically reflected in, and adequately reserved against or otherwise described in the Financial Statements; (iii) Liabilities which have arisen after the Lookback Date in the Ordinary Course of Business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of action, claim or lawsuit); and (iv) Liabilities other than those described in clauses (i) through (iii) that individually or in aggregate would not be considered material to the Company Group taken as a whole.

(d) Except for the Contracts set forth on the Off Balance Sheet Arrangement Schedule, no member of the Company Group is a party to, or has any commitment to become a party to, any “off balance sheet arrangement.”

(e) Each member of the Company Group maintains internal controls over financial reporting that provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company Group are being made only in accordance with authorization of management and directors of such member of the Company Group, if applicable, and that provide reasonable assurance in all material respects regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s (or such member of the Company Group’s) assets.

(f) Since June 30, 2018, the Company Group has not identified and has not been advised by any member of the Company Group’s auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in such member of the Company Group’s internal controls over financial reporting.

(g) The Company, Aerial Intermediate Holdings Corp., a Delaware corporation, and Aerial Acquisition Corp., a Delaware corporation, are each holding companies and were formed for the purpose of investing in Neustar, Inc., and each does not own or hold any assets except for the Equity Interests of its direct Subsidiary and other assets of de minimis value typical of a holding company and does not have any material liabilities (other than de minimis liabilities incidental to its operation as a holding company and liabilities set forth in the organizational documents of such entities).

Section 3.5 No Material Adverse Effect. Except as set forth on the Material Adverse Effect Schedule, since December 31, 2020, there has been no Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Except as set forth on the Certain Developments Schedule or as described in the Financial Statements, since the Lookback Date, other than in connection with the Security Services Separation or otherwise in accordance with this Agreement (including as set forth on the Interim Covenants Schedule), (1) through the date hereof, the Company Group has been operated the Business in the Ordinary Course of Business in all material respects and (2) none of the Seller nor any member of the Company Group has, in each case, solely in relation to the Business:

(a) sold, leased, assigned, transferred, licensed, abandoned, allowed to lapse or expire or otherwise disposed of any of its material assets, rights or properties, including Intellectual Property and IT Assets (other than the sale or disposal of inventory or obsolete equipment or non-exclusive licenses to customers or service providers in the Ordinary Course of Business);

(b) made any amendments to the Governing Documents of any member of the Company Group;

(c) (i) made or granted any material increase in base salary to any Company Employee whose annual base salary exceeds $350,000; (ii) taken any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any Company Employee or former employee of the Company Group (other than as required or permitted by any Employee Benefit Plan); or (iii) hired or terminated (other than for cause) any Company Employee whose annual base salary exceeds $350,000;

(d) materially amended (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits), terminated or adopted any material Employee Benefit Plan;

(e) made any changes to its material accounting policies, methods or practices;

(f) made, changed or revoked any material election relating to Taxes, changed any method or accounting period of Tax accounting, entered into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax Liability, filed any amended income or other Tax Return, consented to any extension or waiver of the limitation period applicable to any Taxes of the Company Group, or surrendered any right to claim any material refund of Taxes;

(g) (x) issued, sold, delivered, redeemed or purchased any Equity Interests, (y) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, securities or property) in respect of any Equity Interests or (z) with respect to the Company Group only, adjusted, split, combined or reclassified any of its Equity Interests;

(h) amended, cancelled, failed to renew, materially modified or terminated any Material Contract (other than any extension or renewal in the Ordinary Course of Business);

(i) (x) incurred or guaranteed any additional Indebtedness for Borrowed Money or (y) made any loans or advances to any other Person, other than advances to employees in the Ordinary Course of Business;

(j) acquired or agreed to acquire, by merging or consolidating with, or by purchasing the Equity Interests or a substantial portion of the assets of, or by any other manner, any business or entity;

(k) adopted a plan of complete or partial liquidation or dissolution;

(l) instituted or settled any material Proceeding; or

(m) authorized or entered into any Contract to do any of the foregoing.

Section 3.7 Real Property.

(a) No member of the Company Group owns any Owned Real Property.

(b) The Leased Real Property Schedule sets forth the address of each Leased Real Property and a complete list of all Leases for such Leased Real Property. The Company Group has a good and valid leasehold interest in, and enjoys peaceful and undisturbed possession of, the Leased Real Property, in each case, free and clear of all Liens other than Permitted Liens. The Seller has delivered or made available to Buyer accurate and complete copies of all the Leases in effect, together with extension notices and other material correspondence and notices related thereto.

(c) Except as set forth on the Leased Real Property Schedule, with respect to each of the Leases: (i) no member of the Company Group has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof and there is no other Person in possession of any Leased Real Property; (ii) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and except as may be limited by Enforcement Exceptions; and (iii) no member of the Company Group, nor, to the Knowledge of the Seller, any other party to such Lease is in breach or default and no events exist that with the passage of time or giving notice, or both, would constitute a default under such Lease. The Leased Real Property identified on the Leased Real Property Schedule comprise all of the real property used in the Business.

(d) Except as set forth on the Leased Real Property Schedule, all tenant improvement work required to be performed by landlord or tenant under each Lease has been completed in accordance with the terms of such Lease and accepted by either landlord or tenant, as the case may be, under the terms of such Lease.

(e) Except as set forth on the Leased Real Property Schedule, there has been no rent deferred under the Leases due to the COVID-19 outbreak that is currently unpaid or outstanding.

Section 3.8 Tax Matters. Except as set forth on the Tax Matters Schedule:

(a) Each member of the Company Group has timely filed all income and other material Tax Returns required to be filed by or with respect to it pursuant to applicable Laws. All such Tax Returns are true, accurate, complete and correct in all material respects and have been prepared in compliance with all applicable Laws. Each member of the Company Group has paid all material Taxes due and payable by it. Each member of the Company Group has deducted, withheld and paid to the appropriate Taxing Authority all material Taxes required to have been deducted, withheld and paid in connection with any amounts paid or owing to any employee, former employee, independent contractor, creditor, equityholder or other Person. No written claim has been made by a Taxing Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation in that jurisdiction.

(b) No Tax audit, investigation, dispute, claim or examination or any similar Proceeding has been conducted by any Taxing Authority with respect to any Taxes or Tax Returns of any member of the Company Group (other than any such audit, examination or similar Proceeding which has been concluded), and no such audit, investigation, dispute, claim or examination or Proceeding has been threatened in writing. No material assessment of Tax has been proposed against any member of the Company Group for any such member’s assets or properties, and no member of the Company Group knows of any grounds for any such assessment.

(c) No member of the Company Group has waived, extended, or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of any member of the Company Group, in each case, which extension is currently in effect, other than any waiver extension or agreement made or entered into in the Ordinary Course of Business.

(d) The Company (i) has never been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return (other than the “affiliated group” as defined in Code Section 1504(a) the common parent of which is the Company and which includes only the Company and the members of the Company Group, excluding the Subsidiaries transferred in the Security Services Separation) and (ii) does not have any liability for the Taxes of any other Person other than its Subsidiaries, other than those Subsidiaries transferred in the Security Services Separation, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

(e) Each member of the Company Group has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Tax Authorities, or has been furnished properly completed exemption certificates, and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(f) Each member of the Company Group is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

(g) No member of the Company Group which is a foreign corporation shall have recognized a material amount of (i) “subpart F income” as defined in Code Section 952, or (ii) “global intangible low-taxed income” as defined in Section 951A.

(h) No member of the Company Group was required to include any amounts in income as a result of the application of Code Section 965, and the Company has not made any election pursuant to Code Section 965(h).

(i) With respect to any tax years in which the statute of limitations within which the U.S. Internal Revenue Service (“IRS”) can assess additional U.S. federal income Tax has not expired, no member of the Company Group has engaged in any reportable transaction as defined in Treasury Regulation Section 1.6011-4.

(j) There are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of any member of the Company Group.

(k) No member of the Company Group is a party to or bound by (i) any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (other than any such agreement or arrangement a principal purpose of which is not the sharing or allocation of or indemnification for Taxes), or (ii) any closing agreement (within the meaning of Section 7121(a) of the Code). No member of the Company Group has any liability for Taxes of another Person (other than another member of the Company Group or a member of the consolidated, combined, affiliated and/or similar group including the Company) under Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local, or non-U.S. Law), or as a transferee or successor.

(l) No member of the Company Group has within the past two (2) years been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code and the Treasury Regulations promulgated thereunder (or any similar or analogous provision of state, local, or non-U.S. Law).

(m) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) any change in or improper use of any method of accounting prior to the Closing; (B) any “closing agreement” as described in Code Section 7121 (or any similar provision of state, local, or non-U.S. Law) executed prior to the Closing; (C) any deferred intercompany gain or loss or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. Law) in existence prior to the Closing; (D) any installment sale or open transaction disposition made prior to the Closing; (E) any prepaid amount or deferred revenue received outside the Ordinary Course of Business prior to the Closing; or (F) an election under Section 965(h) of the Code.

(n) No member of the Company Group has (i) deferred the payment of any Taxes pursuant to the CARES Act or pursuant to IRS Notice 2020-65 or (ii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act, or, in each case, any similar provision under state, local or non-U.S. Law.

(o) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).

Section 3.9 Contracts.

(a) Except as set forth on the Material Contracts Schedule or otherwise in accordance with this Agreement (including as set forth on the Interim Covenants Schedule), no member of the Company Group is a party to, or bound by, any of the following Contracts (in each case, excluding any Employee Benefit Plan):

(i) collective bargaining agreement or other material Contract with any labor union, works council, trade union or other employee representative group or body (“Labor Union”) applicable to Company Employees;

(ii) Contract relating to Indebtedness for Borrowed Money or letter of credit arrangements in excess of $1,000,000 or provides for any hedging or swap obligations;

(iii) any Inbound License Agreement or Outbound License Agreement;

(iv) power of attorney, except those granted in the Ordinary Course of Business;

(v) other than this Agreement, including in respect of the Security Services Separation, Contract for the sale, transfer or acquisition of any material assets, Equity Interest or business of any member of the Company Group (other than those providing for sales, transfers or acquisitions of assets in the Ordinary Course of Business) or for the grant to any Person of any preferential rights to purchase any of the assets, Equity Interests or business of any member of the Company Group, in each case, under which there are material outstanding obligations of the applicable member of the Company Group;

(vi) Contract which contains a provision (A) expressly prohibiting or materially restricting any member of the Company Group from competing in any jurisdiction or (B) with a Material Customer, Material Supplier, or that is otherwise required to be disclosed pursuant to another clause of this Section 3.9(a) and that grants any Person an exclusive right, “most favored nation” status (whether with respect to pricing or otherwise), right of first refusal, right of first negotiation or similar right;

(vii) Contract involving the settlement of any Proceeding or threatened Proceeding (A) pursuant to which any member of the Company Group will have any outstanding monetary obligation after the date of this Agreement in excess of $5,000,000 or (B) which materially restricts or imposes material obligations upon the any of the Company Group;

(viii) Contract with respect to the Business that is not otherwise required to be disclosed pursuant to another clause of this Section 3.9(a) that provides for payment or receipt by a member of the Company Group of more than $5,000,000 during the last twelve months; or

(ix) joint venture, partnership or similar agreements or arrangements of and with respect to the Business (other than reseller and revenue sharing arrangements entered into in the Ordinary Course of Business).

(b) Except as specifically disclosed on the Material Contracts Exceptions Schedule, each Contract listed (or that is required to be listed) on the Material Contracts Schedule (each, a “Material Contract”) is legal, valid, binding, enforceable against the applicable member of the Company Group that is party thereto and, to the Knowledge of the Seller, against each other party thereto, except as such may be limited by Enforcement Exceptions. No member of the Company Group is in material default under any Material Contract to which it is a party, and, to the Knowledge of the Seller, no third party is in material default under any Material Contract to which any member of the Company Group is a party. In the last twelve (12) months, no member of the Company Group has received written notice of termination or non-renewal of (other than in the Ordinary Course of Business) or claim of a material breach or material default under any Material Contract. True, correct and complete copies of each Material Contract, together with any amendments, modifications and material waivers thereto, have been made available to Buyer.

Section 3.10 Intellectual Property.

(a) The Company Intellectual Property, together with the Intellectual Property licensed under any Inbound License Agreements constitute all of the Intellectual Property material to the conduct of the Business as currently conducted.

(b) The Seller Registered IP Schedule sets forth a true and complete list of all registered Trademarks, patents, and registered copyrights, included in the Company Intellectual Property, including any pending applications to register any of the foregoing, indicating, for each such item, (x) the current owner, (y) the jurisdiction where the application, registration or issuance is filed (as applicable), and (z) the application, registration and issue number (as applicable) (all items identified on the Seller Registered IP Schedule, collectively, the “Seller Registered IP”).

(c) The Company Group exclusively own, free and clear of any and all Liens, all Seller Registered IP and all of their material unregistered proprietary Intellectual Property. Since June 30, 2018, no member of the Company Group nor the Seller has received any written notice or claim challenging its ownership of any Company Intellectual Property.

(d) Except as set forth on the Intellectual Property Enforcement Schedule, all Seller Registered IP is subsisting and, to the Knowledge of the Seller, valid and enforceable, and no member of the Company Group nor the Seller has received since June 30, 2018, any written notice or claim challenging the validity or enforceability of any Seller Registered IP or alleging any misuse of such Seller Registered IP.

(e) The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Business or the Company Group, and the operations of the Business and the Company Group, have not, since June 30, 2018, infringed upon, misappropriated, violated or diluted, and do not infringe upon, misappropriate, violate or dilute, any Intellectual Property of any third Person. No member of the Company Group has received since June 30, 2018 any written notice or claim (including any indemnification request or demand) asserting or suggesting that any such infringement, misappropriation, violation or dilution is or may be occurring or has or may have occurred, nor has any member of the Company Group received since June 30, 2018, any written request or invitation to consider taking a license under any Patents owned by a third Person.

(f) Except as set forth on the Intellectual Property Enforcement Schedule, no Company Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by any member of the Company Group. To the Knowledge of the Seller, no third Person is misappropriating, infringing, violating or diluting any Company Intellectual Property.

(g) The Company Group and the Seller have taken commercially reasonable steps to protect their rights in the Company Intellectual Property and have used commercially reasonable efforts to maintain the confidentiality of all trade secrets owned by the Company Group. All current and former employees, consultants and contractors of the Company Group who were involved in the creation or development of material Intellectual Property have executed and delivered proprietary information, confidentiality and assignment agreements to the Company Group that are valid and enforceable.

(h) No material Software included in the Company Intellectual Property contains or, is derived from any software code that is subject to the provisions of any open source software license that (i) require, or condition the use, availability or distribution of any such Software on the disclosure, licensing or distribution of any source code for any portion of such Software or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company Group to use or distribute any such Software. No third Persons have access to (or the contingent right to access) any material proprietary source code of the Company Group, other than service providers for purposes of performing services for the Company Group and subject to reasonable confidentiality arrangements.

(i) The IT Assets used by the Company Group are adequate and suitable for the conduct of the Business as currently conducted. Since June 30, 2018, no member of the Company Group has received any written claims, notices or complaints regarding the Company Group’s information practices or the Processing of any Personal Information of or pertaining to the Business or alleging a violation of any individual’s privacy or confidentiality rights (or other rights relating to Personal Information) under any Privacy Policies or otherwise from any Person or any Governmental Entity that has resulted in any lawsuit, claim, or governmental investigation, or that, in the Company’s judgment, is reasonably likely to result in material liability. Where the Company Group engages with an end-user directly, the Company Group has obtained all consents (and provided all notices) that are required under all currently applicable Laws and Privacy Policies for the Company Group to Process Personal Data in connection with the operation of the Business as currently conducted (and has been conducted since June 30, 2018). Where the Company Group does not engage with an end-user directly, the Company Group has taken commercially reasonable steps to ensure that all vendors and licensors under Inbound License Agreements have obtained all consents (and provided all notices) that are required under all currently applicable Laws and Privacy Policies for the Company Group to Process Personal Data in connection with the operation of the Business as currently conducted (and has been conducted since June 30, 2018), and to the Knowledge of the Seller, all such consents have been obtained and all such notices have been provided. Where the Company Group engages with an end-user directly, the Company Group has obtained all “opt-in” consents that are required under all currently applicable Laws and Privacy Policies for the Company

Group to Process “sensitive data” (as defined therein) in connection with the operation of the Business as currently conducted (and has been conducted since June 30, 2018, as applicable). Where the Company Group does not engage with an end-user directly, the Company Group has taken commercially reasonable steps to ensure that all vendors and licensors under Inbound License Agreements have obtained such consents, and to the Knowledge of the Seller, all such consents have been obtained. The Company Group does not Process any Personal Information provided to them by third parties in any manner that is not permitted by the provisions of the applicable Contract.

(j) The Company Group (i) has implemented and maintained reasonable information security, business continuity and back-up and disaster recovery plans and procedures that are consistent with industry practices and that are designed to protect the confidentiality, privacy and security of all customer, employee and other confidential information (including Personal Information) in connection with the Business and to ensure that the Business complies in all material respects with all applicable privacy Laws and Privacy Policies and (ii) has tested such plans and procedures no less frequently than annually and such policies and procedures have been proven effective upon such testing in all material respects. Such policies and procedures and the Business materially comply and have materially complied with applicable Privacy Policies of the Company Group and data protection, privacy, data security and similar Laws. Since June 30, 2018, (x) there has been no material failure, breach, violation, breakdown, persistent substandard performance, unauthorized access or use, or other adverse event with respect to any IT Assets used in the Business, (y) the Company Group has not been notified in writing by any third Person (including pursuant to an audit of the Business by such third Person) of, nor, to the Knowledge of the Seller, is there any material data security, information security or other technological deficiency with respect to the IT Assets used in the Business and (z) no Personal Information in the possession or control of the Company Group, or to the Knowledge of the Seller, a third Person working on its behalf, has been subject to any unauthorized breaches, or unauthorized access. Each member of the Company Group is currently and since June 30, 2018 has been in compliance in all material respects with all Privacy Policies applicable to the Business.

(k) The Company Group has cybersecurity and data breach insurance with respect to the Business in the amounts set forth in the Seller Registered IP Schedule.

Section 3.11 Litigation. There are no material Proceedings relating to the Business pending or, to the Knowledge of the Seller, threatened, against any member of the Company Group before any Governmental Entity. No member of the Company Group or any of their respective assets is subject or bound by any material outstanding order relating to the Business. There are no Proceedings by or against the Seller pending or, to the Knowledge of the Seller, threatened in writing, against the Seller, that would have or reasonably be expected to have a Material Adverse Effect. There are no outstanding orders binding on the Seller that would have a Material Adverse Effect.

Section 3.12 Brokerage. Other than Evercore, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees, financial advisory fees or similar fees in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller or its Affiliates.

Section 3.13 Labor Matters. Except as set forth on the Labor Matters Schedule, since June 30, 2018, no member of the Company Group is a party to any collective bargaining agreement with any Labor Union relating to Company Employees. There are no strikes, work stoppages, or slowdowns pending or, to the Knowledge of the Seller, threatened against any member of the Company Group, and no such strikes, work stoppages, or slowdowns have occurred within since June 30, 2018. To the Knowledge of the Seller, there are no ongoing or threatened union organizing activities with respect to employees of any member of the Company Group and no such activities have occurred since June 30, 2018. There are no unfair labor practice charges, grievances or arbitrations pending or, to the Knowledge of the Seller, threatened against any member of the Company Group that would reasonably be expected to, individually or in the aggregate, be material to the Company Group. Each member of the Company Group is currently and since June 30, 2018 has been in compliance in all respects with all applicable labor and employment Laws, including provisions thereof relating to wages and hours, the use and classification of non-employee contractors and consultants, equal employment opportunity, labor relations, leaves of absence, workplace safety and health, COVID-19, workers’ compensation, mass layoffs and plant closings and immigration, except where such non-compliance would not reasonably be expected to, individually or in the aggregate, be material to the Company Group. Since June 30, 2018, (a) there has been no action, complaint, charge, inquiry, audit, arbitration, proceeding or investigation relating to or arising from any member of the Company Group’s labor or employment policies or practices, pending or, to the Knowledge of the Company, threatened which, if adversely decided, would reasonably be expected, individually or in the aggregate, to be material to the Company Group; (b) no member of the Company Group has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (c) no member of the Company Group has implemented any “mass layoff” or “plant closing” (as defined under the WARN Act) without complying in all material respects with the notice requirements of the WARN Act, and no group layoffs or group separation program has been announced or planned for the future; and (d) no employee of any member of the Company Group at the level of vice president or above has been the subject of an allegation of sexual harassment or assault, nor, to the Knowledge of the Company, has any employee at the level of vice president or above engaged in such conduct. The consent or consultation of, or the rendering of formal advice by, any Labor Union is not required by applicable Law or any agreement for Seller or any Company Group to enter into this Agreement or to consummate any of the transactions contemplated hereby.

Section 3.14 Employee Benefit Plans.

(a) The Employee Benefit Plans Schedule sets forth a complete and accurate list of each material Employee Benefit Plan. For purposes of this Agreement, “Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and each equity based, retirement, profit sharing, bonus, employment, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life, or disability or other compensation or benefit plan, program, policy or Contract or arrangement covering Company Employees that is sponsored, contributed to or maintained by a member of the Company Group or required to be maintained or contributed to by a member of the Company Group, but excluding any plan, program, policy or arrangement that is maintained by a Governmental Entity as required under applicable Law. With respect to each Employee Benefit Plan, the Seller has made available to Buyer copies of (or, to the extent no such copy exists, a description of), as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description or, if the plan is unwritten, a summary of material terms provided to participants, (iii) the most recent determination or opinion letter received from the IRS, and (iv) the most recently filed Form 5500 annual report. With respect to each Employee Benefit Plan covering Company Employees primarily performing services outside the United States, the Seller has made available to Buyer a summary of each such Employee Benefit Plan.

(b) Except as set forth on the Post-Employment Benefits Schedule, no Employee Benefit Plan (i) provides (or could be required to provide) post-employment health insurance benefits to any Company Employee other than as required under Section 4980B of the Code or similar applicable Laws and (ii) is subject to Title IV of ERISA or Section 412 of the Code and (iii) is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No member of the Company Group contributes to, has any obligation to contribute to or any Liability with respect to any “multiemployer plan,” as defined in Section 3(37) of ERISA or other plan that is subject to Title IV of ERISA, including as a consequence of at any time being treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

(c) Each Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a favorable determination or opinion letter from the IRS and to the Knowledge of the Seller, there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely such qualification. Each Employee Benefit Plan has been maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and, to the Knowledge of the Seller, no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. There is no Proceeding (other than routine claims and appeals for benefits) pending or, to the Knowledge of the Seller, threatened, with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan.

(d) Except as set forth on the Acceleration of Benefits Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event): (i) entitle any director, officer, employee or other individual service provider of any member of the Company Group to any payments or benefits (including severance payments) or increases in any payments or benefits or any loan forgiveness; (ii) accelerate the time of payment, vesting or funding of compensation due to any such director, officer, employee or other individual service provider; (iii) directly or indirectly cause any member of the Company Group to transfer or set aside any assets to fund any benefits under any Employee Benefit Plan; or (iv) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any current or former employee, director, officer or other service provider of any member of the Company Group. No member of the Company Group has any obligation to gross-up or indemnify any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.

(e) All Employee Benefit Plans subject to the laws of any jurisdiction outside of the United States (“Foreign Plans”) (A) have been maintained in all material respects in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.15 Insurance. The Business has in place policies of insurance in amounts and scope of coverage as set forth on the Insurance Schedule and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. During the twelve (12) months immediately prior to the date hereof, no member of the Company Group has received any written notice that any such policy will be cancelled or will not be renewed.

Section 3.16 Compliance with Laws; Permits.

(a) Except as set forth on the Compliance with Laws Schedule, each member of the Company Group is currently and since June 30, 2018 has been in compliance in all material respects with all applicable Laws and orders of any Governmental Entity applicable to the Business.

(b) The Company Group collectively holds all material permits required for the ownership and use of their respective assets and properties and the conduct of the Business as currently conducted, and is in compliance with all material terms and conditions of such permits. Except as disclosed on the Permit Matters Schedule, no Proceeding is pending or, to the Knowledge of the Seller, threatened, to suspend, revoke, withdraw, modify or limit any such permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable member of the Company Group to use such permit.

(c) In the past five (5) years, the Company Group and its respective directors, officers, and to the Knowledge of the Seller, the Company Group’s employees, agents and other Persons acting on their or the Company Group’s behalf: (i) have complied in all material respects with Anti-Corruption Laws; and (ii) have not unlawfully offered, promised or made payments of money or anything of value, whether directly or indirectly, to any Government Official to (A) influence any official act or decision of a Government Official, (B) induce a Government Official to do or omit to do any act in violation of a lawful duty, (C) secure any improper business advantage or (D) obtain or retain business for, or otherwise direct business to, the Company Group. The Company Group has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company Group, and their respective directors, officers, employees, agents, and representatives with Anti-Corruption Laws, and to the Knowledge of the Seller, no Governmental Entity is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of the Company or its subsidiaries in connection with an alleged or potential violation of any Anti-Corruption Law.

(d) In the past five (5) years, to the Knowledge of the Seller, the Company Group and its respective directors, officers, employees, agents and other Persons acting on their or the Company Group’s behalf have complied in all material respects with all applicable export control and economic sanctions Laws of the United States, the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, and any other relevant sanctions or export control authority (each a “Sanctions Authority”) (collectively, “Trade Controls”). During the past five (5) years, none of the Company Group or any of their respective officers or directors, nor to the Knowledge of the Seller none of the Company Group’s employees, agents or representatives: (i) has been or is designated on, or is owned or controlled by any Person that is designated on, any economic or financial sanctions list maintained by any Sanctions Authority, including the U.S. Department of Treasury Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons List (collectively, “Sanctioned Persons”); (ii) has maintained or maintains any offices, branches, operations, assets, investments, employees, or agents in any country or territory that is the subject or target of comprehensive sanctions (at the time of this agreement, Crimea, Cuba, Iran, North Korea, and Syria, and collectively, “Sanctioned Countries”); (iii) has participated in any transaction or business dealing with any Sanctioned Person or in any Sanctioned Country; (iv) has received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Sanctions; or (v) made any voluntary or involuntary disclosure to a Governmental Entity regarding an actual or alleged violation of Trade Controls.

Section 3.17 Environmental Matters. Except as set forth on the Environmental Matters Schedule: (a) each member of the Company Group is in compliance in all material respects with all, and has not violated in any material respect any, applicable Environmental Laws; (b) each member of the Company Group maintains, and is in compliance in all material respects with, all, and has not violated in any material respect any, material permits required by applicable Environmental Laws for the ownership and use of its assets and properties and the conduct of its business as currently operated; (c) during the five (5) years immediately prior to the date hereof, no member of the Company Group has received any written notice regarding any actual or alleged material violation by any member of the Company Group of, or material Liabilities of any member of the Company Group under, applicable Environmental Laws, which notice remains unresolved; (d) no member of the Company Group has treated, disposed of or released any Hazardous Materials on the Leased Real Property or any other location for which it may be responsible, and Hazardous Materials are not otherwise present on any such property, in quantities or in concentrations or under circumstances that require remediation by any member of the Company Group pursuant to applicable Environmental Laws or other legal requirement, where such remediation would reasonably be expected to result in a material Liability to or materially interfere with the operations of any member of the Company Group; and (e) there are no Proceedings pending against any member of the Company Group under applicable Environmental Laws or regarding exposure to, or the presence, investigation or remediation of, any Hazardous Materials which, if adversely determined, would reasonably be expected to result in a material Liability of any member of the Company Group, and no member of the Company Group is subject to any outstanding judgment, order or decree of any Governmental Entity under, or any settlement agreement with respect to, applicable Environmental Laws or regarding exposure to, or presence, investigation or remediation of, any Hazardous Materials which would reasonably be expected to result in a material Liability to any member of the Company Group.

Section 3.18 Customers and Suppliers. The Customers and Suppliers Schedule sets forth a complete list of (a) the top twenty customers or licensees of the Business (the “Material Customers”) based on the revenue for the twelve (12)-month period ending July 31, 2021, and (b) the top twenty suppliers or vendors of the Business based on the expenditures for the twelve (12)-month period ending July 31, 2021 (the “Material Suppliers”). Except as set forth on the Customers and Suppliers Schedule, (i) no Material Customer has provided written notice to the Company Group that such Material Customer intends to cease being a customer, not to renew their Contract with the Company Group or licensee materially reduce the amount of goods or services such Material Customer purchases or licenses from the Business and (ii) no Material Supplier has provided written notice to the Company Group that such Material Supplier intends to cease doing business (or not renew its Contract) with the Business.

Section 3.19 Title to Assets.

(a) Except as set forth on the Title to Assets Schedule, a member of the Company Group will have good and valid title to or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement in all material respects, all of the Leased Real Property, rights, assets (including supplies, inventory, and equipment) and properties of the Company Group (including real and personal, other than Intellectual Property, which is addressed in Section 3.10), in each case, free and clear of all Liens except for Permitted Liens.

(b) The assets, properties and rights of the Company Group (for the avoidance of doubt, after giving effect to the Security Services Separation) constitute all of the assets, properties and rights that are necessary to permit Buyer to conduct the Business immediately following the Closing in the same manner as the Business is conducted as of the date hereof.

Section 3.20 Affiliate Transactions. Except for employment agreements and incentive agreements, the Governing Documents of the Company, or as disclosed on the Affiliate Transactions Schedule, there are no loans, Leases, commitments, guarantees, agreements or other transactions or arrangements (oral or written), in each case, between a member of the Company Group, on the one hand, and any current or former director, officer, equityholder or employee of the Seller or the Company Group or any immediate family member or Affiliate of any of the foregoing, on the other hand.

Section 3.21 Government Contracts. Since June 30, 2018, no member of the Company Group has: (a) materially breached or violated any Government Contract; (b) been suspended or debarred from bidding on Government Contracts by a Governmental Entity; (c) been audited or investigated by any Governmental Entity with respect to any Government Contract; (d) made any disclosure with respect to any material irregularity, misstatement, omission or violation involving a Government Contract; (e) received any written notice of material breach, cure, show cause or default from any Governmental Entity with respect to any Government Contract; or (f) had any material Government Contract terminated by any Governmental Entity for default, failure to perform, or as a result of being found not responsible.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants that each of the following representations are true and correct as of the date of this Agreement (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 4.1 Organization; Authority; Enforceability. Buyer is duly formed, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of formation and qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except to the extent that any failure to be so qualified or in good standing would not have, and would not be reasonably expected to have, individually or in the aggregate, a material adverse impact on Buyer’s ability to consummate the transactions contemplated by this Agreement. Buyer has the requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The board of directors of TransUnion has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer. No other organizational proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement and the other agreements contemplated hereby have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such may be limited by Enforcement Exceptions.

Section 4.2 Noncontravention. The consummation of the transactions contemplated hereby by Buyer do not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, or (e) require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents of Buyer or any Law, order or Contract to which Buyer is bound or subject.

Section 4.3 Litigation. There is no Proceeding pending before any Governmental Entity, against or affecting Buyer or any of its properties or rights with respect to the transactions contemplated hereby.

Section 4.4 Brokerage. Except for arrangements for which Buyer (or the Company solely upon and following the occurrence of the Closing) shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

Section 4.5 Solvency. After giving effect to the transactions contemplated by this Agreement, including the receipt of any financing, and any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Buyer and the Company Group will be Solvent immediately after consummation of the transactions contemplated hereby.

Section 4.6 Investment Intent.

(a) Buyer understands and acknowledges that the acquisition of the Purchased Shares involves substantial risk. Buyer and its representatives have experience as investors in Equity Interests and other securities of companies such as the ones being transferred pursuant to this Agreement, and Buyer can bear the economic risk of its investment (which Buyer acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the Purchased Shares.

(b) Buyer is acquiring the Purchased Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Purchased Shares, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Buyer understands and acknowledges that the Purchased Shares has not been registered under the Securities Act, any United States state securities Laws or any other applicable non-U.S. Law. Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Buyer acknowledges that there is no public market for the Purchased Shares and that there can be no assurance that a public market will develop.

Section 4.7 Funds. Buyer understands and acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder. As of the execution of this Agreement, Buyer has sources of funds, and as of the Closing, Buyer will have, sufficient unrestricted cash on hand or other sources of immediately available funds, to enable Buyer to purchase the Purchased Shares at the Closing in accordance with the terms and conditions of this Agreement and to make all other necessary payments of fees and expenses in connection with the transactions contemplated hereby, including any adjustment payments to the Initial Purchase Price pursuant to Section 2.4 and payment of the Escrow Funds to the Escrow Agent pursuant to Section 2.6(d)(G). Buyer represents and warrants that all funds paid to the Seller shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States or any other jurisdiction.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Interim Covenants.

(a) Affirmative and Negative Covenants of the Company. From the date hereof until the earlier of (x) the date this Agreement is terminated pursuant to Article VI and (y) the Closing (the “Pre-Closing Period”), unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated by this Agreement, including as set forth on the Interim Covenants Schedule or in connection with the Security Services Separation, each member of the Company Group shall operate the Business in the Ordinary Course of Business and each member of the Company Group shall not take or omit to take any action that would have required disclosure pursuant to Section 3.6 (other than clauses (c), (d) or (f) therein) if such action had been taken after the Lookback Date and prior to the date of this Agreement; and shall not directly or indirectly:

(i) enter into any transaction with the Seller or any Affiliate thereof (excluding the Company and the Company Subsidiaries), other than the reimbursement of expenses of any Affiliate of the Seller in the Ordinary Course of Business;

(ii) enter into any Contract that would be a Material Contract if entered into prior to the date of this Agreement (or amend, terminate or materially modify such Contract), in each case other than in the Ordinary Course of Business;

(iii) make or commit to make any capital expenditure in excess of the Company’s capital expenditure budget contained in the file titled “Project Archimedes – Projection Model” previously provided to Buyer and attached to the Interim Covenants Schedule; except any capital expenditure that is not excess of $5 million individually or $10 million in the aggregate;

(iv) make any material changes to its Privacy Policies or the operation or security of the IT Assets used in the Business, except in each case, in the Ordinary Course of Business or as required by applicable Law;

(v) recognize any Labor Union as the representative of any of the Company Employees, or entered into any collective bargaining agreement or other Contract with any Labor Union except as required by applicable Law;

(vi) (A) make, change or revoke any entity classification or other material election in respect of Taxes, (B) adopt or change any material Tax accounting method or account period of any member of the Company Group, (C) surrender any right to claim a refund of material Taxes, (D) settle or compromise any material Tax claim or assessment, (E) consent to any settlement or extension or waiver of the limitations period applicable to any material Tax claim or assessment, (F) request any ruling from, or initiate or enter into any voluntary disclosure with, a Taxing Authority, (G) enter into any “closing agreement” with any Taxing Authority with respect to material Taxes or (H) file any materially amended Tax Return;

(vii) adopt, terminate, or materially amend or modify any Employee Benefit Plan or any plan, program, arrangement, practice or agreement that would be an Employee Benefit Plan if it were in existence on the date thereof, except for (A) amendments to Employee Benefit Plans made in the Ordinary Course of Business that do not materially increase the expense of maintaining such plan and (B) establishing or adopting Employee Benefit Plans in the Ordinary Course of Business in connection with the Company’s open enrollment procedures;

(viii) except as required by applicable Law or the terms of an Employee Benefit Plan in effect as of the date hereof: (A) increase the compensation (including base salary, commissions, bonus, and other forms of cash compensation) of any current or former employee, director or individual independent contractor of any member of the Company Group, other than base salary increases for employees with total annual compensation of less than $300,000 made in the Ordinary Course of Business, (B) grant any rights to severance or termination pay to any current or former employee, director or independent contractor of any member of the Company Group, (C) hire any employee with an annual base salary in excess of $300,000, (D) terminate any employee with an annual base salary in excess of $300,000, other than for cause, (E) take any action to accelerate the vesting, funding or payment of any benefit or payment to any current or former employee, director or independent contractor of any member of the Company Group or (F) make or forgive any loans to any current or former employee, director or independent contractor of any member of the Company Group in excess of $100,000;

provided, that, notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall: (i) give Buyer, directly or indirectly, the right to control or direct in any manner the operations of the Company Group prior to the Closing; (ii) prohibit or restrict any member of the Company Group’s ability to make withdrawals, borrow funds or make payments or pre-payments under any existing agreement related to Indebtedness (including any revolving line of credit or similar facility provided for thereunder); or (iii) restrict the ability of any member of the Company Group to declare or pay any cash dividends or distributions prior to the Closing.

(b) Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.6 and Section 5.2.

(c) Exclusivity. During the Pre-Closing Period, neither the Seller nor any member of the Company Group shall, nor shall they permit any of their employees, officers, directors, equity holders, affiliates, representatives, advisors or agents to, directly or indirectly, initiate, solicit, knowingly facilitate or encourage (including by way of furnishing information) or otherwise pursue, respond to, negotiate, accept or enter into negotiations or any agreement regarding the terms of any sale of all or substantially all of the Equity Interests or assets of any member of the Company Group (except for dispositions of inventory and assets in the Ordinary Course of Business), whether such transaction takes the form of a sale of Purchased Shares, merger, reorganization, recapitalization, sale of assets or otherwise, with any Person other than Buyer, its Affiliates and their representatives.

(d) Access to Information.

(i) During the Pre-Closing Period, upon reasonable prior notice, the Company Group shall afford the representatives of Buyer reasonable access, during normal business hours, to the properties, books and records of the Company Group and furnish to the representatives of Buyer such additional financial and operating data and other information regarding the Business as Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions and preparing to operate the Business following the Closing, in each case, at the sole cost and expense of Buyer.

(ii) Notwithstanding anything in this Agreement to the contrary:

(A) in no event shall the Seller, the Company Group or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to the Seller, the Company Group or any of their respective Affiliates relating to such information, (4) information the disclosure of which would cause the Seller, any member of the Company Group or any of their respective Affiliates to breach a confidentiality obligation to which it is bound or (5) any Tax Return of the Seller or their Affiliates (other than the Company Group); provided that with respect to clauses (1), (3) and (4), the Seller will work in good faith with Buyer to find alternative arrangements that would allow disclosure of such information without triggering such violation, waiver or breach;

(B) the investigation contemplated by Section 5.1(d)(i) shall not unreasonably interfere with any of the businesses, personnel or operations of the Seller, the Company Group or any of their respective Affiliates;

(C) the auditors and accountants of the Seller, the Company Group or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;

(D) if so requested by the Seller, Buyer shall enter into a customary joint defense agreement or common interest agreement with the Seller, the Company Group or any of their respective Affiliates with respect to any information provided to Buyer, or to which Buyer gains access, pursuant to this Section 5.1(d) or otherwise; and

(E) in no event shall Buyer be entitled to conduct any invasive or intrusive air, surface or subsurface sampling or testing (commonly known as a Phase II investigation) at any of the Company Group’s properties.

(e) Communications. Prior to the Closing, without the prior written consent of the Seller, Buyer shall not (and shall not permit any of its Affiliates or its or their respective employees, counsel, accountants, consultants, financing sources or other representatives to) (i) contact any supplier, customer, distributor, contractor or employee of any member of the Company Group in connection with the transactions contemplated hereby or engage in any discussions with any supplier, customer, distributor, contractor or employee of any member of the Company Group in respect of the transactions contemplated hereby or (ii) make any announcement or communication (in each case regarding the transactions contemplated hereby) to any supplier, customer, distributor, contractor or employee of any member of the Company Group. Upon Buyer’s request and subject to the prior written consent of the Seller (which, prior to the expiration of the waiting period (and any extension thereof) of the HSR Act, may be withheld in the Seller’s sole discretion, and following the expiration of the waiting period (and any extension thereof) of the HSR Act, may not to be unreasonably withheld, conditioned or delayed), the Seller and the Company Group shall work in good faith with Buyer to facilitate appropriate introductions and meetings with requested customers, suppliers, or vendors of the Business.

(f) Notification of Certain Matters. Prior to the Closing, Buyer and the Seller shall give prompt written notice to the other Party of (i) the occurrence of any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or Buyer Material Adverse Effect, (ii) any material failure of the relevant party hereto to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder in any material respect, (iii) the occurrence or non-occurrence of any material event, change, circumstance, occurrence, effect or state of facts that would otherwise result in the nonfulfillment of any of the conditions to another party’s obligations hereunder in any material respect, (iv) any Proceeding pending or, to a Party’s Knowledge, threatened against a Party relating to the transactions contemplated by this Agreement or the Ancillary Agreements, or (v) the receipt of written notice of termination or non-renewal of or claim of a material breach or material default under any Material Contract other than notices of termination or non-renewal in the Ordinary Course of Business; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 5.2 Regulatory Laws.

(a) Each of Buyer and the Company will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than ten (10) Business Days after the date of execution of this Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, if available, and (iii) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act. The Parties shall promptly obtain, and cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Buyer shall, and shall cause its Affiliates to, pay all fees or make other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or orders.

(b) The Company and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any member of the Company Group or Buyer (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then such Party shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request (subject to the terms hereof). The Company, on the one hand, and Buyer, on the other hand, shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. In connection therewith, the Company and Buyer may, as they deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other such Parties under this Section 5.2(b) as “outside counsel only;” provided that each of the Company and Buyer may redact such information as necessary to (i) remove any valuation and related information, or (ii) address any contractual arrangements or reasonable attorney-client or other privilege or confidentiality concerns prior to sharing with another Party. Each Party agrees not to participate in any substantive meeting, conference, or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Subject to the other terms of this Section 5.2(c), each of Buyer and the Company shall take any and all actions to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 5.2(c), each of Buyer and the Company shall take any and all action as may be required to cause the applicable approval, consent order or expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, but subject to the other terms and conditions of this Section 5.2(c), Buyer agrees to use reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any federal, state and local and non-United States antitrust, competition or regulatory authority, including but not limited to (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Entity, (B) agreeing to sell, divest or otherwise convey or hold separate any asset or business of Buyer, Buyer’s Affiliates, the Company or any of their respective subsidiaries, (C) permitting the Company to sell, divest or otherwise convey or hold separate any assets or businesses of the Company or any Company Subsidiary, (D) terminating existing relationships, contractual rights or obligations of Buyer, Buyer’s Affiliates, the Company or any of their respective subsidiaries, (E) terminating any joint venture or other arrangement of Buyer, Buyer’s Affiliates, the Company or any of their respective subsidiaries, (F) creating any relationship, contractual right or obligation of Buyer, Buyer’s Affiliates, the Company or any of their respective subsidiaries and (G) effectuating any other change or restructuring of the Company or any Company Subsidiary (and, in the case of actions by or with respect to the Company or any Company Subsidiary, by consenting to such action by the Company or such Company Subsidiary (including any consents required under this Agreement with respect to such action) (each, a “Remedial Action”)) so as to enable the Parties to close the transactions contemplated by this Agreement as expeditiously as possible; provided, however, that nothing in this Agreement shall require (or be deemed to require) Buyer or any of its Affiliates to agree to or commit to any Remedial Action that would, individually or in the aggregate, reasonably be expected to have a material adverse impact on (x) the Company Group, or (y) Buyer and its Subsidiaries (but assuming for purposes of this clause (y) that the business and operations of Buyer and its Subsidiaries, taken as a whole, were of the same size and magnitude as the business and operations of the Company Group, taken as whole). The Company shall not take any Remedial Action without the consent of Buyer, and any Remedial Action will be conditioned upon the consummation of the Closing.

(d) Buyer shall not, and shall cause its Affiliates and ultimate parent entities not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.3 R&W Insurance Policy.

(a) Buyer has acquired a binding agreement (the “Binder Agreement”) to be issued at Closing of a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”), attached as Exhibit F, naming Buyer as the “named insured” and the Buyer Indemnified Parties (including, following the Closing, the Company Group) as additional insureds. The R&W Insurance Policy shall not contain any entitlement to subrogation rights of recovery against the Seller, except in the case of either Party’s willful and knowing Fraud with respect to the specific representations and warranties contained in Article III of this Agreement (in each case, as modified by the Disclosure Schedules) with the specific intent to deceive and mislead, where Buyer has relied on such Fraud and suffered Losses as a result thereof (and in such case, such entitlement to subrogation rights of recovery shall be limited to such Party committing such Fraud). Each Party shall use commercially reasonable efforts to satisfy the conditions set forth in the Binder Agreement to ensure that the R&W Insurance Policy is fully bound and in full force and effect at the Closing.

(b) In connection with the R&W Insurance Policy, Buyer covenants and agrees not to, and to ensure that its Affiliates, officers, directors, managers, members, equityholders, agents and representatives do not, take any action (or omit to take any action) the effect of which would, or would reasonably be expected to, void, impair or otherwise abrogate any of the coverages provided or made available pursuant to or under the R&W Insurance Policy. The cost of obtaining the R&W Insurance Policy, including all premiums and any related brokers fees, shall be paid by Buyer at or prior to the Closing. From and after the Closing, Buyer shall notify the Seller in connection with any claim made by any Buyer Indemnified Party under the R&W Insurance Policy.

Section 5.4 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants, obligations or agreements set forth in this Agreement (other than those covenants, obligations and agreements that by their terms apply or are to be performed in whole or in part on or after the Closing) or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof). All such representations, warranties, covenants, obligations and agreements shall terminate on the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VI, and there shall be no Liability in respect thereof, nor shall any claim be made in respect thereof, whether such Liability has accrued prior to or after the Closing, on the part of any Party, its Affiliates or any of their respective officers, directors, managers, equityholders, agents or other representatives; provided, that nothing in this Section 5.4 shall be construed to modify, limit or supersede Section 6.2.

Section 5.5 Exclusive Remedy. The sole and exclusive remedy for any and all disputes with or claims against the Seller arising under, out of, related to or in connection with this Agreement or in any certificate delivered by the Seller or the Company pursuant to this Agreement shall be the remedies expressly provided in this Agreement, and no Person will have any other entitlement, remedy or recourse, whether in Contract, tort, statute or otherwise against the Seller, it being agreed that all of such other entitlements, remedies and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. The provisions of this Agreement (including this Section 5.5) were specifically bargained for by the Parties and were taken into account by the Parties in arriving at the Enterprise Value (and the resulting calculations of Initial Purchase Price and Final Purchase Price) and the terms and conditions of this Agreement and the agreements contemplated herein. No party shall be entitled to a rescission of this Agreement (or any related agreements) or any further indemnification rights, disputes or claims of any nature whatsoever, all of which are hereby expressly waived by the Parties to the fullest extent permitted under applicable Law. The foregoing limitations on remedies shall not apply in the case of Fraud.

Section 5.6 Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”) shall be paid by Buyer. Each member of the Company Group will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Seller and Buyer will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation.

(b) Tax Sharing Agreements. All sharing agreements or similar agreements, and all powers of attorney with respect to or involving each and any member of the Company Group shall be terminated prior to the Closing and, after the Closing, no member of the Company Group shall be bound thereby or have any rights or liabilities thereunder.

(c) Tax Returns. Seller shall prepare, or cause to be prepared, and duly and timely file all Tax Returns of the Company Group and each member of the Company Group in respect of Taxes for which a Tax Return is required to be filed or Taxes are due under applicable Law during the Pre-Closing Tax Period (“Seller Tax Returns”). All such Tax Returns of the Company Group, including with respect to the Company Group’s Tax Returns for the twelve (12) month period ending December 31, 2020, shall be prepared on a basis materially and reasonably consistent with the most recent Tax Returns of the Company Group or member of the Company Group, as applicable (taking into account any changes in applicable Law and the matters set forth on the Tax Returns Schedule). Not later than thirty (30) days prior to the due date for filing of such Seller Tax Return (or as soon as reasonably practicable if the due date for filing such Seller Tax Return is within thirty (30) days of Closing), Seller shall provide Buyer with a copy of such Seller Tax Return for its review. If Buyer disputes any item on such Seller Tax Return, it shall notify Seller of such disputed item (or items) and the basis for its objection. Seller shall consider Buyer’s comments on such Seller Tax Return in good faith.

(d) Straddle Period. To the extent necessary for purposes of this Agreement, any liability for Taxes attributable to a Straddle Period shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (i) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes, on the basis of a closing of the books as of the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated on a per diem basis; provided that the taxable year of the Company Group shall be treated as ending on the Closing Date for purposes of calculating any Taxes resulting from an inclusion under Section 951 or Section 951A of the Code.

(e) Research Tax Credit Refunds. Seller will be entitled to 50% of any Tax refunds and credits (including interest received thereon) in respect of the Research Tax Credit. Buyer shall cause such Tax refund or the amount of such Tax credit (net of 50% of the reasonable out-of-pocket expenses incurred in obtaining such refund or credit) to be paid to Seller promptly upon receipt. For the avoidance of doubt, nothing in this Section 5.6(e) shall require Buyer to seek to obtain any Refund Tax Credits.

(f) Refunds Prior to Closing. In the event any member of the Company Group receives the benefit of any Tax refunds or credits from the date hereof and prior to Closing, the benefit of such Tax refunds or credits shall remain in the Company Group and shall not be taken into account in Cash or as a positive asset for purposes of determining the Initial Purchase Price or Final Purchase Price, or any of the components of such terms. If a Tax refund or credit in lieu of a Tax refund is utilized by the Company Group to reduce Tax liabilities that would otherwise have been payable by the Company Group (or any member thereof) for the 2020 and 2021 taxable years, such amount equal to the reduction in Tax liabilities shall be treated as a positive adjustment to Unpaid Tax Liability Amount for purposes of determining the Initial Purchase Price and Final Purchase Price.

(g) Liabilities Prior to Closing. In the event any member of the Company Group pays any Tax liability pursuant to a Tax Contest with respect to a taxable year prior to 2021 from the date hereof and prior to Closing, the amount of such payment shall not be taken into account in Cash or for purposes of determining the Initial Purchase Price or Final Purchase Price, or any of the components of such terms. Tax liabilities that would have been incurred by a member of the Company Group; provided that, for the avoidance of doubt, this Section 5.6(g) shall not apply with respect to the payment of Taxes paid pursuant to the amounts shown as due on the 2020 Tax Returns as initially filed in accordance with this Section 5.6.

Section 5.7 Press Release. Any press or other public release or announcement (including to the employees, customers or suppliers of any member of the Company Group or the Business) concerning the transactions contemplated hereby shall not be issued without the consent of each Party. Except in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation (or to the extent the terms of this Agreement have already been made public in accordance with the terms hereof), the Parties shall keep the terms of this Agreement confidential, except to the extent required by applicable Law or the rules and regulations of the New York Stock Exchange and except that the Parties may disclose such terms to their respective accountants, legal advisors, direct equityholders and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential).

Section 5.8 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby; provided, that Buyer shall pay and be fully responsible for all (a) filing fees under the HSR Act and other Antitrust Laws and under any such other Laws applicable to Buyer and (b) (i) fees, costs and expenses incurred in respect of the financing by Buyer and its Affiliates of the transactions contemplated hereby, (ii) fees, costs and expenses incurred in respect of the R&W Insurance Policy, (iii) Transfer Taxes incurred in connection with this Agreement pursuant to Section 5.6(c), and (iv) fees, costs, and expenses of the Tail Policy pursuant to Section 5.11.

Section 5.9 Further Assurances. Following the Closing, from time to time, as and when requested by any Party, Buyer, the Company and the Seller shall, and shall cause their respective Affiliates to, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Acquisition and the transactions contemplated by this Agreement and the Ancillary Agreements and otherwise carry out the intent and purposes of this Agreement.

Section 5.10 Mutual Release. Effective upon the Closing, (a) the Seller shall release and discharge each member of the Company Group from any and all obligations and Liabilities to the Seller as an equityholder (whether directly or indirectly) of any member of the Company Group of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and the Seller shall not seek to recover any amounts in connection therewith from any member of the Company Group and (b) Buyer, on behalf of itself and its Affiliates (including, following the Closing, each member of the Company Group) shall release and discharge the Seller and its Affiliates and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns (collectively, the “Seller Released Parties”), from any and all obligations and Liabilities relating to the Company Group of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and Buyer shall not seek, and shall ensure that no member of the Company Group seeks, to recover any amounts in connection therewith from the Seller or its Affiliates or their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors or assigns; provided, that this Section 5.10 shall not (i) affect the rights of the Seller, Buyer or the Company under this Agreement or any Ancillary Agreement or the Seller under its Governing Documents or (ii) release or discharge or otherwise affect any claim arising out of the fact that a Seller Released Party was or is an employee of a member of the Company Group (including pursuant to any employment agreement, or any claims with respect to fraud, willful misconduct or criminality of such employee).

Section 5.11 Directors and Officers.

(a) Buyer acknowledges that (i) each Person that prior to the Closing served as a director, officer, manager, member, employee, agent, trustee or fiduciary of any member of the Company Group or who, at the request of any member of the Company Group, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents of any member of the Company Group in effect as of the date hereof (“D&O Provisions”), (ii) such D&O Provisions are rights of Contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or any member of the Company Group’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

(b) At or prior to the Closing Date, the Company shall purchase (at Buyer’s sole cost and expense) and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance applicable to the Company Group, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy; and (ii) “run-off” coverage as provided by any member of the Company Group’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any member of the Company Group’s existing policies (collectively, the “Tail Policy”); provided, that in no event shall Buyer be required to expend an amount in excess of 300% of the aggregate annual premiums currently paid by the Company for the Tail Policy; provided further, that if the cost for such Tail Policy exceeds such amount, Buyer shall be obligated to obtain a Tail Policy with the greatest coverage available for a cost not exceeding such amount,. No claims made under or in respect of such Tail Policy shall be settled without the prior written consent of the Seller.

Section 5.12 Access to Books and Records. From and after the Closing through the sixth (6th) anniversary of the Closing Date, Buyer and its Affiliates shall, upon reasonable prior written notice and at the Seller’s sole expense, make or cause to be made available to the Seller all books, records, Tax Returns and documents of any member of the Company Group (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (b) preparing reports to Governmental Entities or (c) such other purposes for which access to such documents is determined by the Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit. Buyer shall (at its sole expense) cause each member of the Company Group to maintain and preserve all such Tax Returns, books, records and other documents for a period six (6) years after the Closing Date and shall offer to transfer such records to the Seller (at the Seller’s expense), at the end of any such period. Notwithstanding anything herein to the contrary, Buyer shall not be required to provide any access or information to the Seller, its Affiliates or any of their respective representatives which Buyer reasonably believes it or, after the Closing, any member of the Company Group (i) is prohibited from providing to the Seller, its Affiliates or their respective representatives by reason of applicable Law, Contract or other obligation of confidentiality, (ii) would, after consultation with outside legal counsel, jeopardize the attorney-client privilege or other legal immunity or protection from disclosure of Buyer, the Company Group, or their Affiliates, or (iii) would result in the disclosure of competitively sensitive information; provided that the Buyer shall work in good faith with the Seller to make appropriate substitute arrangements under circumstances in which the foregoing restriction applies that does not result in a waiver or violation thereof.

Section 5.13 Insurance. Buyer shall be solely responsible from and after the Closing for providing insurance to each member of the Company Group and its business for events or occurrences occurring after the Closing. Buyer acknowledges that all insurance arrangements maintained by the Seller and its Affiliates (other than the Company Group) for the benefit of the Company Group and their Affiliates, if any, will be terminated as of the Closing and no further business interruption, property or Liability shall be covered under any such insurance arrangements.

Section 5.14 Employee Matters.

(a) Each Company Employee who continues in employment with the applicable member of the Company Group following the Closing shall be referred to herein as a “Continuing Employee.” During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall, or shall cause the members of the Company Group to, provide each Continuing Employee with (i) a base annual salary or wage rate that is no less than the base annual salary or wage rate that is in effect for such Continuing Employee immediately prior to the Closing Date, (ii) annual cash target bonus opportunities that are no less favorable in the aggregate than the annual cash target bonus opportunities provided to such Continuing Employee immediately prior to the Closing Date, and (iii) subject to the election of Buyer, employee benefits (excluding severance, defined benefit pension, retiree medical benefits and equity incentive benefits) that are substantially comparable in the aggregate to either (x) the employee benefits provided to such Continuing Employee under the Employee Benefit Plans and any other benefit plans, programs or arrangements applicable to such Continuing Employee as of immediately prior to the Closing Date, or (y) to similarly situated employees of Buyer, as determined by Buyer in its reasonable discretion. In the event that any Continuing Employee is terminated by Buyer or its Affiliates (including the Company Group following the Closing) without cause on or within the twelve (12) month period immediately following the Closing, Buyer agrees that it shall cause the Company Group or its Affiliates to provide severance to such Continuing Employee as set forth on the Continuing Employee Severance Schedule attached hereto.

(b) Buyer further agrees that, from and after the Closing Date, Buyer shall, and shall cause each applicable member of the Company Group to, grant each Continuing Employee with credit for any and all service with a member of the Company Group (and any predecessor thereof) earned prior to the Closing Date (i) for eligibility and vesting purposes (other than with respect to defined benefit pension plans and equity incentive awards), (ii) for purposes of vacation and paid time off accrual and severance benefit determinations under each benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer, any member of the Company Group or any of its or their Subsidiaries or Affiliates on or after the Closing Date (the “New Plans”) to the extent that such service credit will not result in a duplication of benefits or compensation for the same period of service, and (iii) for purposes of any gratuity, termination indemnity, severance or similar benefit that is payable upon termination of a Continuing Employee’s employment.

(c) In addition, Buyer shall, and shall cause the applicable members of the Company Group to take commercially reasonable actions to, (i) cause to be waived all pre-existing condition exclusions, actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under the New Plans to the extent waived or satisfied by a Continuing Employee under the corresponding Employee Benefit Plans as of the Closing Date and (ii) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) under the Employee Benefit Plans to be taken into account for purposes of satisfying any applicable deductible, coinsurance and maximum out-of-pocket provisions with respect to the plan year which includes the initial date of participation under the New Plans following the Closing Date.

(d) If the Closing occurs prior to the date on which the Company pays annual bonuses for the 2021 performance year, then Buyer shall, or shall cause the applicable member of the Company Group to, pay a bonus to each Continuing Employee who is otherwise eligible to receive an annual bonus for 2021 (the “2021 Bonus”) (including each Continuing Employee whose employment is terminated by Buyer or its Affiliates (including the Company Group following the Closing) without cause after the Closing and prior to the payment of such 2021 Bonus); provided, that the 2021 Bonus payments shall be (i) based on the 2021 bonus plan and targets in effect as of immediately prior to the Closing, (ii) determined reasonably and in good faith by the Company based on the plan and targets determined prior to the Closing by the Board, which such amounts shall be included in the applicable accruals included in the calculation of Final Working Capital; and (iii) paid by the applicable member of the Company Group at the same time that such annual bonuses are typically paid in the Ordinary Course of Business. For the avoidance of doubt, this Section 5.14(d) shall not result in duplication of any severance payments or benefits provided under any employment or other agreement between any member of the Company Group and the applicable Continuing Employee or any Employee Benefit Plan.

(e) Section 280G. The Company shall use commercially reasonable efforts to solicit and obtain prior to the initiation of the requisite shareholder approval procedure contemplated in this Section 5.14(e), a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder (a “Parachute Payment Waiver”), in a form reasonably acceptable to Buyer, from each Person whom the Company and/or Buyer reasonably believes is, with respect to the Company or any Company Subsidiary, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure contemplated in this Section 5.14(e), and whom the Company believes might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and the Company shall have delivered each such Parachute Payment Waiver to Buyer on or before the Closing Date. The Company shall use commercially reasonable efforts to obtain the approval by such number of shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under this Section, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-I of such Treasury Regulations. No less than five (5) business days prior to the Closing, the Company shall forward to Buyer, and allow Buyer to review and comment upon, prior to submission to the shareholders of the Company, copies of all material documents prepared for purposes of complying with this provision and shall consider any such comments in good faith.

(f) If the Seller consummates an Alternative Sale Transaction after the Closing Date, the Seller (or an Affiliate of Seller) shall provide Buyer with a schedule of the amounts owed to certain Company Employees in connection with such Alternative Sale Transaction with respect to such Company Employee’s stock appreciation rights or a value creation bonus rights (or similar rights) (such schedule, the “Alternative Transaction Bonus Schedule”). Upon the closing of such an Alternative Sale Transaction following the Closing, the Seller (or an Affiliate of the Seller) shall pay or cause to be paid to Buyer (or an Affiliate of Buyer) an amount equal to the payments set forth on the Alternate Transaction Bonus Schedule (such amount, the “Alternative Sale Transaction Bonus Amount”), plus an additional amount sufficient to cover the employer portion of any applicable employment or payroll Taxes payable in respect of such payments, for further payment to the persons listed thereon. Upon receipt of the Alternative Sale Transaction Bonus Amount, Buyer shall pay, or shall cause one of its Affiliates to pay, each Person set forth on the Alternate Transaction Bonus Schedule the amount set forth opposite such Person’s name through payroll, less applicable withholding. Buyer shall cooperate with the Seller (or an Affiliate of the Seller) and cause its Affiliates to provide such cooperation and assistance (including providing information about applicable payroll tax rates of eligible employees) as the Seller (or an Affiliate of the Seller) reasonably requests.

(g) Nothing contained in this Section 5.14, express or implied, (i) is intended to confer any rights (including any third-party beneficiary rights), remedies or claims upon any employee of any member of the Company Group, any Continuing Employee or any other Person, other than the Parties to this Agreement, (ii) shall constitute the establishment, amendment to or any other modification of any New Plan, Employee Benefit Plan or any other benefit plan, program or arrangement, (iii) shall alter or limit Buyer’s, any member of the Company Group’s or any of their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iv) shall confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Section 5.15 Investigation by Buyer; No Other Representations; Non-Reliance of Buyer. Buyer has substantial familiarity with the Business and the Company Group and fully understand the risks inherent therewith. Furthermore, Buyer (for itself and on behalf of the Buyer Indemnified Parties and its Affiliates, representatives and financing sources) has conducted an independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Business and the Company Group, and Buyer, its Affiliates and their respective advisors and representatives have had access to the personnel, properties, premises and records of the Business and the Company Group for such purpose. In entering into this Agreement, Buyer has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company Group or any member of the Company Group’s employees, directors, managers, officers, representatives or any other Person, and, except for the specific representations and warranties expressly made by the Seller in Article III (in each case, as modified by the Disclosure Schedules), Buyer (for itself and on behalf of the Buyer Indemnified Parties and its Affiliates, representatives and financing sources): (a) specifically acknowledges that none of the members of the Company Group nor any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Business, any member of the Company Group’s businesses, assets, risks or other incidents, Liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets and whether the Company Group possess sufficient real property or personal property to operate their businesses, the nature or extent of any Liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company Group furnished to Buyer or its Affiliates or their respective advisors or representatives or made available to Buyer, its Affiliates or their respective advisors or representatives in any data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, and the Purchased Shares are being transferred through the sale of the Purchased Shares “as is, where is, with all faults”; (b) specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges that each member of the Company Group and their respective Affiliates hereby specifically disclaim any such other representations or warranties made by any Person; (c) specifically disclaims any obligation or duty by any member of the Company Group or any of their respective Affiliates or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III; and (d) specifically acknowledges Buyer is entering into this Agreement and acquiring the Purchased Shares subject only to the specific representations and warranties set forth in Article III (in each case, as modified by the Disclosure Schedules) as further limited by the specifically bargained for exclusive remedies as set forth in Section 5.5, and no other rights, remedies or causes of action (whether in law or in equity or whether in Contract or in tort) are permitted to any Person as a result of the misrepresentation or breach of any such representation and warranty. Without limiting the generality of the foregoing, (i) no member of the Company Group makes any representation or warranty regarding any third-party beneficiary rights or other rights which Buyer might claim under any studies, reports, tests or analyses prepared by any third parties for any member of the Company Group or any of their Affiliates, even if the same were made available for review by Buyer or its Affiliates or representatives, and (ii) none of the documents, information or other materials provided to Buyer at any time or in any format by any member of the Company Group or any of their respective Affiliates or representatives constitute legal advice, and Buyer waives all rights to assert that it received any legal advice from any member of the Company Group or any of their respective Affiliates, or any of their respective representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons.

In entering into this Agreement, Seller has not relied on any factual representations or opinions of Buyer or any member of Buyer’s or its Affiliates’ employees, directors, managers, officers, representatives or any other Person, in each case except for the specific representations and warranties expressly made by the Buyer in Article IV and Seller (for itself and on behalf its Affiliates and its and their representatives) specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges that Buyer and its Affiliates hereby specifically disclaim any such other representations or warranties made by any Person.

Section 5.16 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, equityholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, equityholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third-party beneficiary of the foregoing provisions of this Section 5.16. Notwithstanding anything to the contrary contained herein, the Seller (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof) (i) hereby waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agrees not to bring or support any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, any Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Source by or on behalf of the Seller or any of its Affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in connection with this Agreement, any Debt Financing and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Seller in connection with this Agreement, any Debt Financing and the transactions contemplated hereby and thereby.

Section 5.17 Bulk Transfer Laws. Buyer hereby waives compliance by the Seller and the Company Group with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.18 Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts to which a member of the Company Group is a party and that such consents have not been obtained and may not be obtained, and no member of the Company Group shall pay any fee or otherwise agree or commit to incur any obligation (other than a de minimis amount) in order to obtain such consents or waivers, in each case except with the prior written consent of the Buyer. Notwithstanding anything to the contrary herein, Buyer agrees that no member of the Company Group shall have any liability whatsoever to Buyer (and Buyer shall not be entitled to assert any claims) arising out of the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such Contract as a result thereof, in each case, without limiting the Seller’s liability for any breach or inaccuracy in any representation or warranty or any breach of any covenant expressly set forth in this Agreement or any Ancillary Agreement or in any instrument, document or certificate delivered pursuant to this Agreement or any Ancillary Agreement.

Section 5.19 Confidentiality.

(a) Buyer shall hold in confidence all documents and information furnished to it by or on behalf of Seller, any member of the Company Group or the Business in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement, which shall continue in full force and effect until the Closing, at which time it shall terminate with respect to all information related to the Acquisition, Seller, the Company Group or the Business. If for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with Section 6.2(a). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, after the date hereof, Buyer and its Affiliates and their respective representatives may disclose Evaluation Material (as defined in the Confidentiality Agreement) to potential Debt Financing Sources, and such Persons shall be considered Representatives of Buyer under the Confidentiality Agreement.

(b) From the Closing until the third anniversary thereof, Seller shall not, and shall cause its Affiliates and their representatives not to, use for its or their own benefit or disclose to any third Person, any Confidential Information, except to the extent required by applicable Law or for financial reporting purposes and except that Seller and its Affiliates may disclose such terms (i) to enforce Seller’s rights under this Agreement or (ii) to their respective Affiliates, and its and their respective directors, officers, employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by Contract to keep the terms of this Agreement confidential). “Confidential Information” means all information and data relating to the Company Group and the Business (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data), or the transactions contemplated hereby, except for data or information that (A) is or becomes available to the public other than as a result of a breach of this Section 5.19, (B) is lawfully received or obtained after the Closing from a third Person who was not prohibited by Law or Contract from disclosing it without an obligation of confidentiality, or (C) is independently developed by or on behalf of the Seller without use of the Confidential Information. For the avoidance of doubt, Confidential Information does not include information and data of the Security Services Business.

Section 5.20 Financing Assistance. Prior to the Closing, in the event that Buyer determines in its sole discretion to obtain debt financing at the Closing for the purpose of financing the transactions contemplated hereby (the “Debt Financing”), the Seller shall use commercially reasonable efforts, and shall cause the Company to use commercially reasonable efforts, to cooperate with Buyer (and, where applicable or reasonably requested, shall use its commercially reasonable efforts to cause the Company Subsidiaries and its and their directors, officers, employees, agents and representatives to cooperate), in each case, at Buyer’s sole cost and expense, as reasonably requested by Buyer in connection with the Debt Financing, including by (i) furnishing the Buyer with, to the extent reasonably available to the Company Group, the financial information and other information regarding the Company Group that is customary and necessary in connection with arranging and obtaining the Debt Financing as promptly as reasonably practicable following the request therefor by the Buyer and (ii) providing reasonable cooperation in connection with the payoff of each item of Indebtedness for Borrowed Money and the release of related liens and termination of security interests, including delivering the payoff letters contemplated by Section 2.6(d)(I) and UCC-3 or equivalent financing statements, in each case, at or prior to the contemplated Closing Date and drafts thereof within a reasonable time period prior to the contemplated Closing Date; provided that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company Group. Notwithstanding the foregoing: (A) no member of the Company Group shall be required to commit to take any action that (1) is not contingent upon the Closing, (2) would be effective prior to the Closing or (3) would encumber any assets of any member of the Company Group prior to the Closing; and (B) no member of the Company Group or any of their respective representatives shall, in connection with the Debt Financing, (1) be required to take any action that would result in a violation of applicable Law or breach of any Contract or subject it to actual or potential Liability, (2) be required to bear any cost or expense unless prior reimbursement has been received by such member of the Company Group or its representatives, as applicable, (3) be required to pay any commitment fees or other amounts or make any other payment or incur any other Liability or provide or agree to provide any indemnity prior to the Closing, (4) be required to take any action in the capacity as a member of the board of managers or similar body to authorize or approve the Debt Financing, (5) have any liability or any obligation under any definitive Debt Financing agreement or any related document or other agreement or document related to the Debt Financing, other than any such Liability or obligation of a member of the Company Group following the Closing, (6) be required to incur any other Liability in connection with the Debt Financing, other than any other Liability incurred by member of the Company Group following the Closing, (7) be required to disclose or provide any information the disclosure of which, in the reasonable judgment of the Company Group, is restricted by Contract, applicable Law, order, is subject to attorney-client privilege or could result in the disclosure of any trade secrets of third parties or violate any obligation of a member of the Company Group with respect to confidentiality (provided that such member of the Company Group shall use commercially reasonable efforts to provide such information in a manner which would not contravene any such Contract or Law or jeopardize such privilege or confidentiality obligation), (8) be required to issue a private placement memorandum, confidential information memorandum or prospectus (and no such private placement memorandum or prospectus shall reflect a member of the Company Group as the issuer), (9) be required to issue any offering or information document or provide or deliver any legal opinion prior to the Closing, or (10) be required to participate in “road shows” or similar sales or marketing events.

Section 5.21 Carveout Financial Statements. Seller will (a) deliver to the Buyer the Audited Carveout Financial Statements and Interim Carveout Financial Statements at or prior to Closing and (b) use reasonable efforts to complete the review of the Interim Carveout Financial Statements by the Company’s independent auditors in accordance with the procedures specified by AICPA AU-C Section 930 on or prior to November 30, 2021 (it being understood that the completion of such review pursuant to this clause (b) shall not be a condition to Closing). The Seller will begin work on the Interim Carveout Financial Statements (including work related to the review thereof) within five (5) Business Days of the date hereof. Seller shall keep Buyer reasonably informed on a current basis regarding the preparation of the Carveout Financial Statements. All costs and expenses incurred prior to the Closing in the preparation of the Carveout Financial Statements shall be borne by Seller (including the cost of the audit and review to be performed by the Company’s independent auditor incurred prior to the Closing). Seller also agrees that Buyer may have reasonable access to Company management during normal business hours and upon prior written notice to the Company and information as may be reasonably requested by Buyer in connection with its preparation of pro forma financial statements based off of such Carveout Financial Statements. In the event the review of the Interim Carveout Financial Statements has not been completed prior to the Closing, then the Seller shall deliver to the Buyer at the Closing the Interim Carveout Financial Statements which are reviewable by the Company’s independent auditors in accordance with the procedures specified by AICPA AU-C Section 930 (it being understood that the delivery of such reviewable Interim Carveout Financial Statements shall be a condition to Closing).

Section 5.22 San Francisco Lease. Following the Closing through the date on which Final Purchase Price is determined, Buyer shall cause the Company Group to use commercially reasonable efforts to sublease the remaining portion of the premises leased by the Company Group pursuant to the San Francisco Lease. Any amounts to be received by the Company Group under such executed sublease or subleases shall reduce the San Francisco Lease Amount as reflected in the Final Purchase Price.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Seller and Buyer;

(b) by either the Seller or Buyer by written notice to the other if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final and non-appealable order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such order or other action;

(c) by either the Seller or Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before the date that is 180 days following the date of this Agreement (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to (i) any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement, or (ii) Buyer, if the Seller is entitled to terminate this Agreement pursuant to Section 6.1(f);

(d) by the Seller, upon written notice to Buyer, if Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or Buyer breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Seller’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(a) or Section 2.6(c) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Buyer by the Seller, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to the Seller if the Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by Buyer, upon written notice to the Seller, if the Seller breaches in any material respect any of its representations or warranties contained in this Agreement or the Seller breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(a) or Section 2.6(b) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Seller by Buyer, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 6.1(e) shall not be available to Buyer if Buyer is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and

(f) by the Seller, if (i) all of the conditions to Closing set forth in Section 2.6(a) and Section 2.6(b) were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) on or following such date the Closing should have been consummated, the Seller has notified Buyer that the Seller is ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Buyer fails to complete the Closing within two (2) Business Days after the delivery of such notification by the Seller.

Section 6.2 Effect of Termination.

(a) In the event of any termination of this Agreement by Buyer or the Seller as provided in Section 6.1, (i) this Agreement will thereafter become void and of no further force or effect (except that the Confidentiality Agreement and the agreements contained in Section 5.7, Section 5.8, this Section 6.2 and Article VII of this Agreement survive any termination of this Agreement and remain in full force and effect in accordance with their terms) and (ii) there will be no Liability on the part of Buyer or the Seller to any other Person with respect to this Agreement; provided, that, notwithstanding this Section 6.2, (A) Liability may exist for breach of, or otherwise with respect to, the provisions of this Agreement specified in the parenthetical contained in clause (i) of this Section 6.2(a) and (B) no Party will be relieved from Liability for any breach of any terms of this Agreement by such Party prior to termination. In the event of the termination of this Agreement, the Confidentiality Agreement will survive the termination of this Agreement for a period of three (3) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement’s term will automatically be amended to be extended for such additional three (3) year period).

(b) Buyer shall conclusively be deemed obligated to consummate the Closing and to make the payments required by Section 2.6(d)(F), as of a particular date, if all of the conditions set forth in Section 2.6(a) and Section 2.6(b) have been satisfied or waived (or would have been satisfied or waived if the Closing were to occur), other than any conditions that are not satisfied as a result of a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, and any failure by Buyer to cause the Closing to occur in such circumstances shall be deemed to be a willful and material breach of this Agreement by Buyer.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Seller. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. No amendment or waiver to this sentence, the last two sentences of Section 5.16 or Sections 5.20, 7.8 or 7.10 or defined term used therein (or to any other provision of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is adverse to any Debt Financing Source shall be effective as to such Debt Financing Source without the written consent of such Debt Financing Source.

Section 7.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when received by email (with hard copy to follow) prior to 5:00 p.m. Eastern Time on a Business Day, (c) on the following Business Day if via delivery by reputable overnight express courier (charges prepaid) or (d) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company, Buyer and the Seller shall be sent to the addresses indicated below:

Notices to the Seller, and prior to the Closing, the Company:

c/o Neustar, Inc.

1906 Reston Metro Plaza

Reston, VA 20190

Attention: Kevin Hughes

Email: Kevin.Hughes@team.neustar

and

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, Suite 3900

San Francisco, CA 94109

Attention: Stephen D. Oetgen and Rishi Chandna

Email: soetgen@goldengatecap.com;

    rchandna@goldengatecap.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

943 Steiner Street

San Francisco, California 94117

Attention: Jeremy M. Veit; Austin S. Pollet

Email: jveit@paulweiss.com; apollet@paulweiss.com

Notices to Buyer, and following the Closing, the Company:

c/o TransUnion

555 West Adams Street

Chicago, IL 60661

Attention: Heather Russell; Rachel Mantz

Email: Heather.Russell@transunion.com;

Rachel.Mantz@transunion.com

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Eric Swedenburg; Ravi Purushotham

Email: eswedenburg@stblaw.com;

rpurushotham@stblaw.com

Section 7.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties; provided, however, that Buyer may assign the right to purchase the Purchased Shares at the Closing to one or more Subsidiaries of Buyer; provided that Buyer shall remain responsible for all obligations applicable to Buyer hereunder. In the event that the Company or any of its successors or assigns (a) consolidates with or merges into any other Person or (b) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Company shall be deemed to have assumed the obligations set forth in Section 5.11.

Section 7.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 7.5 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The use of the word “or” herein shall mean “and/or”. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. For the avoidance of doubt, Fraud does not include negligent misrepresentation or omission or knowledge of the fact that the Person making such representation or warranty does not have sufficient information to make the statement contained in the representation and warranty set forth herein, but which is nevertheless made as a matter of contractual risk allocation between the Parties.

Section 7.6 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated hereby exclusively in Contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 7.7 Counterparts; Electronic Delivery. This Agreement and the agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by electronic signature or transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of electronic signature or transmission as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 7.8 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (i) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware; provided that notwithstanding anything to the contrary contained herein, any right or obligation with respect to any Debt Financing Source in connection with this Agreement and any Debt Financing, and any claim, controversy, dispute, suit, action or proceeding relating thereto or arising thereunder, shall be governed by and construed in accordance with the law of the State of New York. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN ADDITION, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY SUIT, ACTION OR PROCEEDING AGAINST ANY DEBT FINANCING SOURCE IN CONNECTION WITH THIS AGREEMENT AND ANY DEBT FINANCING, WHETHER AT LAW OR IN EQUITY AND WHETHER IN TORT, CONTRACT OR OTHERWISE. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action or Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of any such action or Proceeding shall be heard and determined in any such court and agrees not to bring any action or Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any action or Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding anything to the contrary contained herein, each party hereto hereby submits itself to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York and any appellate courts thereof with respect to any suit, action or proceeding against any Debt Financing Source in connection with this Agreement and any Debt Financing, whether at law or in equity and whether in tort, contract or otherwise, and hereby agrees that it will not bring or support any such suit, action or proceeding in any other forum.

Section 7.9 Specific Performance.

(a) The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (i) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement to prevent such breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of this Agreement in the courts described in Section 7.9 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right neither Buyer nor the Seller would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.9 will not be required to provide any bond or other security in connection with any such order or injunction. If, on or prior to the Outside Date, any Party brings any Proceeding, in each case, in accordance with Section 7.8, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (x) for the period during which such Proceeding is pending, plus ten (10) Business Days or (y) by such other later date established by the court presiding over such Proceeding, as the case may be. Notwithstanding anything in this Agreement to the contrary, in no event will this Section 7.9 be used, alone or together with any other provision of this Agreement, to require the Seller to remedy any breach of any representation or warranty of the Company made in this Agreement. Notwithstanding anything in this Agreement to the contrary, it is explicitly acknowledged and agreed by the Parties that the Seller shall be entitled to specific performance of Buyer’s obligation to consummate the transactions contemplated by this Agreement if (I) all conditions set forth in Section 2.6(b) have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied by actions taken at the Closing and are capable of being so satisfied if the Closing were to occur), (II) Buyer has failed to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 2.5 and (III) the Seller has confirmed in writing to Buyer that the Seller stands ready, willing and able to consummate the Closing in accordance with the terms of this Agreement.

Section 7.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (x) in respect of Non-Party Affiliates and the Indemnified Persons, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder and (y) in respect of the Debt Financing Sources, each of which is an express third-party beneficiary of this Section 7.10, the last two sentences of Section 5.16 and Sections 5.20, 7.1 and 7.8).

Section 7.11 Legal Representation. The Seller and Buyer hereby agree, on their own behalf and on behalf of their current and future directors, managers, members, partners, officers, equityholders, employees and Affiliates and each of their successors and assigns (all such parties, including, for the avoidance of doubt, the Company Group, the “Waiving Parties”), that Nob Hill Law Group, P.C. and Paul, Weiss, Rifkind, Wharton & Garrison LLP (collectively, “Seller Counsel”) (or any successor thereto) may represent any members of the Company Group or any direct or indirect director, manager, member, partner, officer, employee, equityholder or Affiliate thereof, in connection with any dispute, litigation, claim,

Proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company in connection with the transactions contemplated by this Agreement, and Buyer on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Buyer acknowledges that the foregoing provision applies whether or not Seller Counsel provides legal services to any member of the Company Group after the Closing Date. Buyer, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Seller Counsel, any member of the Company Group, the Seller and/or any director, officer, manager, member, equityholder, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing, that, immediately before the Closing would be deemed to be privileged communications of the Company Group and the Seller, on the one hand, and Seller Counsel, on the other hand, and which would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing, shall continue to be privileged communications (all such communications, “Privileged Deal Communications”) and the attorney-client privilege and the expectation of client confidence belongs solely to the Seller and may be exclusively controlled by each the Seller and shall not pass to or be claimed by Buyer or any member of the Company Group, and from and after the Closing none of Buyer, any member of the Company Group or any Person purporting to act on behalf of or through Buyer, any member of the Company Group or any of the Waiving Parties will seek to obtain the same by any process. Buyer and each of the Waiving Parties acknowledges and agrees, on behalf of itself and its Affiliates (including, following the Closing, each member of the Company Group) and their respective successors and assigns, that no such Person may use or rely on any of the Privileged Deal Communications in any Proceedings, hearings, orders, investigations, charges, complaints, arbitrations or other disputes against or involving the Seller or its Affiliates. From and after the Closing, Buyer, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any Privileged Deal Communications among Seller Counsel, any member of the Company Group, the Seller and/or any director, officer, manager, member, equityholder, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any member of the Company Group, on the one hand, and a third party other than the Seller or its Affiliates, on the other hand, Buyer and any member of the Company Group may assert the attorney-client privilege to prevent disclosure of Privileged Deal Communications to such third party; provided, however, that neither Buyer nor any member of the Company Group may waive such privilege without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.12 Schedules. All Schedules and Exhibits attached hereto or referred to herein and the Recitals to this Agreement are (a) each hereby incorporated into and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Section or Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules or this Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected therein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Schedules relating to any possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Where only brief particulars of a matter are set out or referred to in the Schedules or a reference is made only to a particular part of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed; provided that such document has been made available to the non-disclosing Party. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, the Seller expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Securities Purchase Agreement to be duly executed as of the date first above written.

BUYER:

TRANS UNION LLC

By:	/s/ Christopher A. Cartwright
Name:	Christopher A. Cartwright
Title:	President and Chief Executive Officer

Signature Page to Securities Purchase Agreement

SELLER:

AERIAL INVESTORS LLC

By Aerial Topco GP Corp.
Its: Manager

By:	/s/ Rishi Chandna
Name: Rishi Chandna
Title: President, Secretary and Treasurer

Signature Page to Securities Purchase Agreement